Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

DUET Acquisition Corp.,

FENIX 360 PTE. LTD.,

and

the other parties hereto

dated as of November 28, 2023

i

ii

iii

Exhibits

Exhibit A	Company Holders Support Agreement
Exhibit B	Joinder Agreement
Exhibit C	Sponsor Support Agreement

iv

INDEX OF DEFINED TERMS

$	Section 1.1
5-Day VWAP	Section 1.1
Acquiror	Section 1.1, Preamble
Acquiror A&R Charter	Section 3.1
Acquiror Acquisition Proposal	Section 1.1
Acquiror Board	Section 10.2(b)(iii)
Acquiror Board Recommendation	Section 10.2(b)(iii)
Acquiror Class A Common Stock	Section 1.1
Acquiror Class B Common Stock	Section 1.1
Acquiror Common Stock	Section 1.1
Acquiror Cure Period	Section 12.1(h)
Acquiror Disclosure Letter	Article VI
Acquiror Financial Statements	Section 6.6(c)
Acquiror Fundamental Representations	Section 1.1
Acquiror Indemnified Parties	Section 10.9(a)
Acquiror Ordinary Shares	Section 1.1
Acquiror SEC Filings	Section 6.5
Acquiror Shares	Section 6.12(a)
Acquiror Stock Redemption	Section 1.1
Acquiror Stockholder Approval	Section 1.1
Acquiror Stockholders	Section 1.1
Acquiror Stockholders’ Meeting	Section 10.2(b)(i)
Acquiror Transaction Expenses	Section 1.1
Acquiror Warrants	Section 1.1
ACRA	Section 1.1
Action	Section 1.1
Affiliate	Section 1.1
Aggregate Exchange Consideration	Section 1.1
Agreement	Preamble
Agreement End Date	Section 12.1(f)
Alternative Proposal	Section 1.1
Anti-Bribery Laws	Section 1.1
Anticorruption Laws	Section 5.25(a)
Anti-Money Laundering Laws	Section 1.1
Audited Financial Statements	Section 5.9(a)
Business Combination	Section 1.1
Business Combination Deadline	Section 1.1
Business Day	Section 1.1
Cayman Companies Act	Section 1.1
Charter Extension	Section 13.2(a)
Closing	Section 3.4(a)
Closing Date	Section 3.4(a)

v

Company	Preamble
Company Benefit Plan	Section 1.1
Company Cure Period	Section 12.1(f)
Company Disclosure Letter	Article V
Company Fundamental Representations	Section 1.1
Company H1 Financial Statements	Section 8.3(a)
Company Holders Support Agreement	Recitals
Company Indemnified Parties	Section 10.9(a)
Company Material Adverse Effect	Section 1.1
Company Ordinary Shares	Section 1.1
Company Registered Intellectual Property	Section 5.21(a)
Company Related Party	Section 1.1
Company Share	Section 1.1
Company Shareholders	Section 1.1
Company Transaction Expenses	Section 1.1
Confidentiality Agreement	Section 1.1
Contracts	Section 1.1
Copyleft License	Section 1.1
Covered Matters	Section 7.2
COVID-19	Section 1.1
COVID-19 Measures	Section 1.1
D&O Indemnified Parties	Section 10.9(a)
DGCL	Section 1.1
Disclosure Letter	Section 1.1
Dollars	Section 1.1
Domestication	Recitals
Due Diligence Period	Section 1.1, Section 8.14
DUET Projects Group	Section 13.21(a)
Effective Time	Section 3.4(b)
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
Escrow Agent	Section 1.1
Escrow Shares	Section 1.1, Section 7.1
Events	Section 1.1
Exchange	Section 3.2
Exchange Act	Section 1.1
Exchange Agent	Section 4.2(a)
Exchange Consideration	Section 4.1(a)
Exchange Objection	Section 10.4(b)
Extension Option	Section 1.1
Fenix360 Group	Section 13.21(b)
Financial Statements	Section 5.9(a)
GAAP	Section 1.1
Governing Documents	Section 1.1

vi

Government Official	Section 1.1
Governmental Authority	Section 1.1
Governmental Authorization	Section 5.5
Governmental Order	Section 1.1
Hazardous Material	Section 1.1
Indebtedness	Section 1.1
Indemnification Escrow	Section 1.1
Indemnified Parties	Section 7.5
Intellectual Property	Section 8.1
Intended Tax Treatment	Recitals
Interim Period	Section 8.1
International Trade Laws	Section 1.1
Investment Company Act	Section 1.1
IPO	Section 13.1
JOBS Act	Section 1.1
Joinder Agreement	Recitals
Key Executive	Section 1.1
Law	Section 1.1
LB	Section 13.21(b)
Leased Real Property	Section 1.1
Legacy Shareholders	Section 1.1
Legal Proceedings	Section 5.11
Letter of Transmittal	Section 4.2(b)
Liability or Liabilities	Section 1.1
Licenses	Section 1.1
Lien	Section 1.1
Lock-Up Agreements	Recitals
Loss	Section 1.1
Losses	Section 1.1
Material In-Licenses	Section 5.13(a)(xi)
Nasdaq	Section 3.5(b)(iii)
Nelson Mullins	Section 13.21(a)
Non-Recourse Parties	Section 13.19(b)
Open Source License	Section 1.1
Open Source Materials	Section 1.1
Parties	Preamble
Party	Preamble
PCAOB	Section 1.1
PCAOB Financials	Section 8.11
Permitted Liens	Section 1.1
Person	Section 1.1
Pinsent Masons	Section 13.21(a)
PIPE Investment	Recitals
PIPE Investors	Recitals

vii

Post-Closing Company	Section 7.5
Pro Rata Share	Section 1.1
Prospectus	Section 13.1
Proxy/Registration Statement	Section 10.2(a)(i)
Public Stockholders	Section 13.1
Q1 Financial Statements	Section 5.9(a)
Real Property Leases	Section 5.20(b)
Registration Rights Agreement	Recitals
Regulatory Approvals	Section 10.1(a)
Regulatory Approvals	Section 10.1(a)
Related Party Agreements	Section 5.13(a)(vi)
Released Claims	Section 13.1
Remaining Due Diligence Items	Section 8.14
Representatives	Section 1.1
restraint	Section 11.1(f)
Restricted Person	Section 1.1
Restrictive Covenant Agreement	Section 1.1
Sanctioned Jurisdiction	Section 1.1
Sanctioned Person	Section 1.1
Sanctions	Section 1.1
Sarbanes-Oxley Act	Section 1.1
SEC	Section 1.1
Securities Act	Section 1.1
Share Exchange Agreement	Section 1.1
Shareholder Representative	Preamble
Singapore	Section 1.1
Singapore Companies Act	Recitals
Software Development Contract	Section 5.34
Specific Indemnities Schedule	Section 1.1
Sponsor	Section 1.1
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Subsidiary	Section 1.1
Tax Return	Section 1.1
Taxes	Section 1.1
Terminating Acquiror Breach	Section 12.1(h)
Terminating Company Breach	Section 12.1(f)
Third Party	Section 7.3
Third Party Claim	Section 1.1
Token	Section 1.1
Top Vendors	Section 5.28(a)
Transaction Document	Section 1.1
Transaction Proposals	Section 10.2(a)E.
Transactions	Section 1.1
Transfer Taxes	Section 10.5
Trust Account	Section 13.1
Trust Agreement	Section 6.8
Trustee	Section 6.8
Units	Section 6.12(a)
US-UK Anticorruption Laws	Section 6.22(a)

viii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of November 28, 2023 (this “Agreement”), is made and entered into by and among (i) Acquiror, (ii) Fenix 360 Pte. Ltd., a Singapore private company limited by shares, with company registration number S9843901C (the “Company”), (iii) Allan Klepfisz, solely in his capacity as shareholder’s representative of the Legacy Shareholders (the “Shareholder Representative”), and (iv) each Legacy Shareholder who becomes a party to this Agreement subsequent to the date hereof pursuant to a Joinder Agreement ((i)-(iv), collectively, the “Parties” and, each, a “Party”).

RECITALS

WHEREAS, after the date of this Agreement and before the Effective Time, Acquiror shall transfer by way of continuation from the State of Delaware to the Cayman Islands and domesticate as a Cayman Islands company by way of continuation as an exempted company limited by shares in accordance with Section 390 of the DGCL and Part XII of the Cayman Companies Act (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Acquiror and the Company (each, a “Party”) desire and intend to effect a business combination whereby, upon the terms and subject to the conditions of this Agreement, in accordance with Section 126 of the Companies Act 1967 of Singapore (the “Singapore Companies Act”), as soon as practicable following the Effective Time (as defined below) and pursuant to or in connection with the Exchange, (i) each Company Share issued and outstanding immediately prior to the Effective Time (as defined below) shall be transferred to the Acquiror in exchange for the right of each Company Shareholder to receive, such number of newly issued Acquiror Ordinary Shares as determined in accordance with this Agreement;

WHEREAS, each Party acknowledges that the Exchange has not been structured to constitute a tax-free transaction under any applicable Law (the “Intended Tax Treatment”);

WHEREAS, the board of directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby (including the Domestication), and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby (including the Domestication) by the Acquiror Stockholders;

WHEREAS, the board of directors of the Company has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby and (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the business combination contemplated under this Agreement and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding Acquiror Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);

1

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, effective upon the execution and delivery of this Agreement, each Legacy Shareholder has executed and delivered to Acquiror (i) a Company Holders Support Agreement in the form attached hereto as Exhibit A (the “Company Holders Support Agreement”), pursuant to which the Legacy Shareholders have agreed, among other things, (a) to vote against any proposals at any meeting of the Company Shareholders and withhold any written consent to any proposal that would impede in any material respect the Transactions and the other transactions contemplated hereby and thereby, and (b) not to transfer any Company Ordinary Shares held by such Company Shareholder prior to the Closing, and (ii) a joinder agreement in the form attached hereto as Exhibit B pursuant to which each Legacy Shareholder approves and adopts this Agreement (the “Joinder Agreement”);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, each Key Executive (as defined below) will enter into a Restrictive Covenant Agreement with Acquiror at the Closing;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to, among other things, (i) appear at the Acquiror Stockholders’ Meeting for purposes of constituting a quorum, and (ii) vote to adopt and approve this Agreement and the other documents contemplated hereby (including the business combination contemplated under this Agreement) and the transactions contemplated hereby and thereby;

WHEREAS, during the Interim Period (as defined below) and prior to the Domestication, Acquiror will use its commercially reasonable efforts to enter into subscription agreements in form and substance mutually acceptable to Acquiror and the Company (the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors will agree to purchase Acquiror Ordinary Shares and/or any preference shares issued by Acquiror in connection with the PIPE Investment and convertible into Acquiror Ordinary Shares, such purchases to be consummated prior to or substantially concurrently with the Closing (collectively, the “PIPE Investment”);

WHEREAS, Acquiror, the Sponsor, the Company Shareholders and their respective Affiliates, will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form acceptable to Acquiror and its counsel, which shall be effective as of the Closing;

WHEREAS, at the Closing, directors and officers of the Company, the Company Shareholders holding at least 85% of the Company Shares at Closing, and the promoter of the Acquiror’s original initial public offering (the “IPO”) will enter into a Lock-Up Agreement, in a form to be mutually agreed between the Acquiror and the Company (the “Lock-Up Agreements”), which Lock-Up Agreements shall become effective as of the Closing and pursuant to which each counterparty will agree to a lock-up (subject to certain limited exceptions) of the Acquiror Ordinary Shares received by such Person pursuant to the Exchange for a period of 180 days following the Closing; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each Party, and intending to be legally bound hereby, the Parties agree as follows:

2

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“5-Day VWAP” means the volume weighted average price of the shares of Acquiror Ordinary Shares traded on Nasdaq, or any other national securities exchange on which the Acquiror Ordinary Shares are then traded, for the five (5) trading days ending on the first trading day immediately preceding the date of determination of the 5-Day VWAP.

“Acquiror” means (a) prior to the consummation of the Domestication, DUET Acquisition Corp., a Delaware corporation, and (b) from and after the consummation of the Domestication, DUET Acquisition Corp., a Cayman Islands exempted company. Any reference to Acquiror in this Agreement or any Transaction Document shall be deemed to refer to clause (a) and/or (b), as the context so requires.

“Acquiror Acquisition Proposal” means (i) any Business Combination, in one transaction or a series of transactions, involving Acquiror or any of its current or future controlled affiliates or involving all or a material portion of the assets, equity securities or businesses of Acquiror or its current or future controlled affiliates (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (ii) any equity or similar investment in or by Acquiror and/or any of its controlled affiliates, in each case, other than the Transactions.

“Acquiror Ordinary Shares” means, from and after the consummation of the Domestication, ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class A Common Stock” means Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 6.1 (Acquiror Organization), Section 6.2 (Due Authorization), Section 6.10 (Absence of Changes), Section 6.12 (Capitalization of Acquiror) and Section 6.13 (Brokers’ Fees).

3

“Acquiror Stock Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Ordinary Shares to have the Acquiror redeem all or a portion of the Acquiror Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Shareholders” means the shareholders of Acquiror upon consummation of the Domestication.

“Acquiror Stockholder Approval” means (a) the approval of the Transactions, this Agreement and the other Transaction Documents by Ordinary Resolution (as defined in Acquiror’s Governing Documents), and (b) the approval of any other proposals as the SEC (or staff member thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the stockholders of Acquiror in order for the Closing to be consummated.

“Acquiror Stockholders” means the stockholders of Acquiror as of immediately prior to the Domestication.

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror, Sponsor or its Affiliates (whether or not billed or accrued for) as a result of or in connection with Acquiror’s negotiation, documentation and consummation of the Transactions, including (a) all fees (excluding fees of the underwriters of the IPO with respect to deferred underwriting commissions), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, and (b) any and all filing fees to the Governmental Authorities in connection with the Transactions.

“Acquiror Warrants” means the warrants to purchase one (1) Acquiror Class A Common Stock at an exercise price of $11.50 issued to the Sponsor prior to the date of this Agreement.

“ACRA” means the Singapore Accounting and Corporate Regulatory Authority.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

4

“Alternative Proposal” means, with respect to the Company and its Subsidiaries, (i) any acquisition or purchase by any third party, directly or indirectly, of any shares of any class of outstanding voting or equity securities of the Company or any of its subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any third-party beneficially owning any shares of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 10% or more of the net revenues, net income or assets of the Company or any of its subsidiaries, (iii) retaining advisors, selecting underwriters, or otherwise commencing any work in relation to an initial public offering, or resolving to make, or making, any filing or submission for an initial public offering with any stock exchange or regulator or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 10% or more of the net revenues, net income or assets of the Company or any of its Subsidiaries.

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Business Combination” has the meaning set forth in Article 1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Deadline” means the date by which Acquiror must consummate a Business Combination (as such term is defined in the Acquiror Certificate of Incorporation), may be extended under the Extension Option in accordance with the Acquiror Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong, Singapore, or New York or Governmental Authorities in the Cayman Islands are customarily closed.

“Cayman Companies Act” means the Cayman Islands Companies Act (as amended).

“Charter Extension” has the meaning set forth in Section 13.2.

“Company Benefit Plan” means any plan, policy, program, practice, or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program, practice or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) in writing or (ii) funded, but excluding in each case any statutory plan, program, practice or arrangement that is required under applicable law and maintained by any Governmental Authority.

5

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), the first sentence of Section 5.2 (Subsidiaries), Section 5.3 (Due Authorization), Section 5.6 (Capitalization of the Company), Section 5.7 (Capitalization of Subsidiaries), and Section 5.24 (Absence of Changes).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would in all likelihood be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Company to consummate the Transactions; provided, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Event under clause (i) of the definition of a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except where such Event is otherwise excluded under any of clauses (a) through (e) or clauses (g) through (j) of this definition), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, or (h) any action taken by, or at the request of, Acquiror, (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded); provided, further, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent such Event disproportionately and materially adversely affects the business, assets, liabilities, results of operations or condition of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which such Persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

6

“Company Ordinary Shares” or “Company Share” means the ordinary shares in the capital of the Company, as defined in the Company’s Governing Documents as of the date hereof.

“Company Related Party” means any:

(a) member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, or

(b) any director, officer or employee of the Company or any of its Subsidiaries with a title of Director (for the avoidance of doubt such title does not refer to a member of the board of directors) or higher or any immediate family member of the foregoing Persons, in each case of clauses (a) and (b), excluding the Company and any of its Subsidiaries.

“Company Shareholders” means any holder of any Company Ordinary Shares as of the Closing.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) the Escrow Agent Fee and all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, and other advisors and service providers, including consultants and public relations firms, and (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to the Governmental Authorities in connection with the Transactions.

“Confidentiality Agreement” means the confidentiality agreement, dated as of April 28, 2022, between Acquiror and the Company.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee.

“COVID-19” means SARS-CoV-2 or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, direction or guidelines promulgated by any Governmental Authority, including the Singapore Ministry of Health, U.S. Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19 for similarly situated companies.

7

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Due Diligence Period” shall have the meaning in Section 8.14.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Securities” means, with respect to any Person, any capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Escrow Agent” means the escrow agent under the Escrow Agreement.

“Escrow Agent Fee” means the fee paid to the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be executed by the Company, the Legacy Shareholders, and the Escrow Agent, in the form and substance as may be agreed between the Parties thereto.

“Escrow Shares” shall have the meaning set forth in Section 7.6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Option” means the extension option which is exercisable by Acquiror and Sponsor under the Acquiror Certificate of Incorporation, to extend the Business Combination Deadline on a monthly basis in exchange for a fee payable to the trustee under the Trust Agreement.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs. For example, the “Governing Documents” of a Singapore company limited by shares are its certificate of incorporation and constitution, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a Cayman Islands exempted company limited by shares are its memorandum and articles of association.

8

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, or (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Indemnification Escrow” means the escrow account established under the Escrow Agreement into which the Escrow Shares will be deposited.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names and social media handles, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

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“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its Subsidiaries.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Executive” means any of Allan Klepfisz, Lance Ford, Charles Monteiro, Jonathan Wheelright, Tomas Varga, and Carmel Floey.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legacy Shareholders” means those persons listed on Schedule C hereto, subject to the provisions of Section 13.5(g) of this Agreement.

“Liability” or “Liabilities” means any liability, obligation or commitment of whatever kind or nature (whether known or unknown, asserted or un-asserted, absolute or contingent, accrued or un-accrued, liquidated or unliquidated, due or to become due).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, rights of pre-emption, leases, subleases, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Loss” or “Losses” means all Liabilities, losses, Taxes. obligations, deficiencies, demands, claims, suits, actions, causes of action, judgments, assessments, settlements, Taxes, fines, penalties, damages, awards, costs, fees and expenses of whatever kind (including court costs and reasonable attorneys’ and consultants’ fees) and disbursements and costs of investigation, litigation, and enforcement; provided, that, notwithstanding the foregoing or anything contained herein to the contrary, for purposes of Article VII, Losses shall exclude damages based on punitive damages unless and to the extent (i) awarded in connection with a Third Party Claim or (ii) such Loss arises in connection with fraud or intentional misrepresentation.

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“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License (as promulgated by Creative Commons). “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP (with respect to the Company) or GAAP (with respect to Acquiror), (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business consistent with past practice with respect to the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) other Liens incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially and adversely affect the use of the property affected by such Lien, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, or the Acquiror (as applicable).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the total number of Company Ordinary Shares and held by that Company Shareholder, divided by (ii) the total number of Company Ordinary Shares, in each case outstanding immediately prior to the Effective Time.

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“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of such Person or its Affiliates.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Restrictive Covenant Agreement” means an agreement by and between Acquiror and an officer of Acquiror in the form to be mutually agreed to between the Parties.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Russia, Syria and the Crimea region).

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member state, (c) the United Nations Security Council, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Exchange Agreement” means an agreement between a Company Shareholder and Acquiror in substantially the form mutually agreed to between the Parties or in other form and substance acceptable to Acquiror in good faith providing for the exchange of that Company Shareholder’s Company Ordinary Shares for Acquiror Ordinary Shares at the Closing as contemplated below in this Agreement.

“Singapore” means the Republic of Singapore.

“Specific Indemnities Schedule” means Schedule A attached to this Agreement.

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“Sponsor” means DUET Partners, LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, Equity Securities, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Third Party Claim” has the meaning set forth in Section 7.3.

“Token” means the Fenix.Cash token issued by Fenix.Cash Limited to various individuals and entities beginning in 2018.

“Transaction Document” means any one of the Transaction Documents.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Company Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Registration Rights Agreement, the Share Exchange Agreements, the Restrictive Covenant Agreements, the Lock-Up Agreement, the Joinder Agreement, and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression.

“Transactions” means, collectively, the Exchange and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

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(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company or words of similar import shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror or words of similar import shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports.

ARTICLE II

[RESERVED]

ARTICLE III

EXCHANGE

Section 3.1. Domestication. On the Closing Date prior to the Effective Time, Acquiror shall cause the Domestication to occur in accordance with Section 390 of the DGCL and Part XII of the Cayman Companies Act. In connection with the Domestication, (i) each Acquiror Class A Common Stock that is issued and outstanding immediately prior to the Domestication shall become one Acquiror Ordinary Share, (ii) each Acquiror Class B Common Stock that is issued and outstanding immediately prior to the Domestication shall become one Acquiror Ordinary Share, (iii) each Acquiror Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one Acquiror Ordinary Share at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the warrant agreement, and (iv) the Governing Documents of Acquiror shall be amended and restated in the form of the amended and restated memorandum and articles of association of Acquiror in a form to be mutually agreed between the Parties (the “Acquiror A&R Charter”), and, as so amended and restated, the Acquiror A&R Charter shall be the memorandum and articles of association of Acquiror, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

Section 3.2. The Exchange. Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, each Company Shareholder shall deliver to the Exchange Agent a Share Exchange Agreement duly executed by that Company Shareholder, surrender all of his, her or its original certificates for the Company Ordinary Shares and deliver such other documents reasonably requested by the Acquiror and in exchange the Acquiror shall issue and cause the Exchange Agent to deliver to each Company Shareholder the amount of Acquiror Ordinary Shares determined in accordance with the provisions of Section 4.1 below (the “Exchange”).

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Section 3.3. Effects of the Exchange. At and after the Effective Time, the Company Shareholders shall be shareholders of Acquiror and the Company shall continue as a wholly owned Subsidiary of Acquiror.

Section 3.4. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Exchange (the “Closing”) shall take place as soon as practicable following the time at which the conditions set forth in Section 11.1, Section 11.2 and Section 11.3 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Section 11.1, Section 11.2 and Section 11.3, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror and the Company shall execute, and as applicable, cause to be lodged with ACRA, such documents as may be required in accordance with the applicable provisions of the Singapore Companies Act or by any other applicable Law. The registration for the transfer of shares shall become effective once the electronic register of members of the Company is updated by the ACRA under section 196A(5) of the Singapore Companies Act (the “Effective Time”).

Section 3.5. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Acquiror the following:

(i)	from each Legacy Shareholder and such Company Shareholder’s as own in the aggregate at least 85% of the Company Shares (and their respective Affiliates, as applicable), a duly executed (A) Registration Rights Agreement, (B) Lock-Up Agreement, and (C) a W-8 or W-9 as applicable;

(ii)	from the Shareholder Representative, the duly executed Escrow Agreement;

(iii)	from each Key Executive, a duly executed Restrictive Covenant Agreement;

(iv)	from each director and/or officer of the Company, a duly executed Lock-Up Agreement; and

(v)	a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.2(a), Section 11.2(b) and Section 11.2(c) have been fulfilled.

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(b) At the Closing, Acquiror will deliver or cause to be delivered to the Company the following:

(i)	At the Closing, Acquiror will deliver or cause to be delivered to the Exchange Agent the Aggregate Exchange Consideration for further distribution to the Company Shareholders, pursuant to Section 4.2.

(ii)	from each director and/or officer of Acquiror, a written resignation in a form mutually agreed by Acquiror and the Company effective as of the Effective Time;

(iii)	a resolution of Acquiror appointing two (2) persons to serve as Co-Chairmen of the board of directors, both being nominated by the Company, as of immediately prior to the Effective Time, one (1) person to serve as director who was a director or representative of Acquiror continuing in office from prior to the Effective Time, and four (4) persons who constitute independent directors within the meaning of Rule 5605(a)(2) of the Nasdaq Stock Market LLC (“Nasdaq”), out of which three (3) persons shall be nominated by the Company and one (1) person shall be nominated by Acquiror and such nominees shall be mutually acceptable to Acquiror and the Company as the directors of Acquiror, effective as of the Effective Time;

(iv)	from each of Acquiror and Sponsor, a duly executed Registration Rights Agreement;

(v)	from the promoter of the IPO, a duly executed Lock-Up Agreement;

(vi)	a duly executed Escrow Agreement; and

(vii)	a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.3(a) and Section 11.3(b) have been fulfilled;

(c) At the Closing, Acquiror will deliver or cause to be delivered to the Exchange Agent the Aggregate Exchange Consideration for further distribution to the Company Shareholders, pursuant to Section 4.2.

(d) At the Closing Date, substantially concurrently with the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses; and (ii) all accrued and unpaid Acquiror Transaction Expenses, as set forth on a written statement to be delivered to the Company by Acquiror not less than three (3) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof.

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ARTICLE IV
EFFECTS OF THE EXCHANGE ON ACQUIROR AND COMPANY EQUITY SECURITIES

Section 4.1. Exchange Consideration and Conversion of Company Securities. As consideration for the Exchange, the Company Shareholders collectively shall be entitled to receive from the Acquiror in the aggregate sixty-one million 61,000,000 Acquiror Ordinary Shares, which Acquiror and the Company hereby agree are valued at $10 per share for an aggregate value equal to Six Hundred Ten Million Dollars ($610,000,000.00) (the “Aggregate Exchange Consideration”):

(a) Company Ordinary Shares. Each Company Shareholder shall be entitled to receive, as consideration for such Company Shareholder’s Company Ordinary Shares, upon delivery of the Letter of Transmittal in accordance with Section 4.2 (if required by the Exchange Agent in accordance with Section 4.2(b)) on a one for one basis (1:1) Acquiror Ordinary Shares (rounded down to the nearest whole share) for each Company Share (the “Exchange Consideration”). As of the Effective Time, each Company Shareholder, upon receiving Exchange Consideration, shall cease to have any other rights in and to the Company.

(b) No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of an Acquiror Class A Ordinary Share will be issued by virtue of the Exchange or the other Transactions, and each Person who would otherwise be entitled to a fraction of an Acquiror Ordinary Shares (after aggregating all fractional Acquiror Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Acquiror Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Acquiror Class A Ordinary Share and such Person shall receive cash in lieu of any fractional share in an amount equal to the value of such fraction share based on a share value of $10.00 per share.

Section 4.2. Share Exchange Procedures

(a) Prior to the Closing, Acquiror shall appoint Continental Stock Transfer & Trust Company (the “Exchange Agent”) to act as the agent for the purpose of issuing the Exchange Consideration to each of the Company Shareholders that transfer the Company Ordinary Shares. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of Acquiror Ordinary Shares comprising the Aggregate Exchange Consideration.

(b) If the Exchange Agent requires that, as a condition to receive the Exchange Consideration, any holder of Company Ordinary Shares deliver a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each Company Shareholder a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon the surrender of the Company Shareholder’s original certificates for the Company Ordinary Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

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(c) Each holder of Company Ordinary Shares that have been transferred in exchange for the right to receive a portion of the Aggregate Exchange Consideration (as applicable), pursuant to Section 4.1 shall be entitled to receive such portion of the Aggregate Exchange Consideration upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (if required by the Exchange Agent in accordance with Section 4.2(b)) and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Exchange Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Ordinary Shares as of immediately prior to the Effective Time that has not exchanged such Company Ordinary Shares for an applicable portion of the Aggregate Exchange Consideration in accordance with this Section 4.2 prior to the date that is one (1) year after the Effective Time, may provide evidence of former ownership of such Company Ordinary Shares satisfactory to Acquiror, and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Exchange Consideration (as applicable) without any interest thereupon. None of Acquiror, the Company or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Exchange Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

Section 4.3. Tax Withholding. Notwithstanding any other provision of this Agreement, each of Acquiror and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as may be required to be deducted and withheld from such amounts under any applicable Tax Law (as reasonably determined by Acquiror or the Exchange Agent, respectively). Other than in respect of amounts subject to compensatory withholding, Acquiror or the Exchange Agent, as applicable, shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least thirty (30) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. Acquiror and the Exchange Agent, as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article V) and (b) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to Acquiror as of the date hereof as follows:

Section 5.1. Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete and the Company has complied with Governing Documents of the Company in all material respects. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 5.2 of the Company Disclosure Letter, and is true, complete and accurate in all material respects and not misleading in any material respect. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company and each of the Company’s Subsidiaries have complied with their respective Governing Documents in all material respects. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 5.3. Due Authorization.

(a) The Company has all requisite corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 5.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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(b) No vote or consent of any of the Company Shareholders is necessary or has not been obtained, in connection with entry into this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including the Closing.

(c) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are in the best interests of, the Company and its shareholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Transactions.

Section 5.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5 and except as set forth in Section 5.4 of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated under, this Agreement or any document referred to or contemplated in connection with this Agreement, will not: (a) result in the Company or any of its Subsidiaries losing any right, privilege, claim, asset, grant, subsidy or other benefit it presently enjoys under any Contract of the type described in Section 5.13(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, (b) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (c) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (d) relieve any person of any material obligation owed to the Company or any of its Subsidiaries (whether contractual or otherwise), or enable any person to avoid, revoke, determine or reduce the scope or extent of any such material obligation or any material right or material benefit enjoyed by the Company or any of its Subsidiaries, or to act in a materially adverse manner in respect of such the Company or any of its Subsidiaries or its assets (including without limitation, to revise or accelerate any obligation, create any Lien, enforce any security or demand any payment, or give rise to any right of termination or cancellation), (e) require the consent of any party not expressly named in this Agreement and/or the Share Exchange Agreements (other than from which consent or waiver is obtained prior to the Effective Time ) or give rise to, or cause to become exercisable, any right over the Equity Securities other than contemplated under this Agreement and/or the Share Exchange Agreements, (f) trigger, or constitute a default under any Contract of the type described in Section 5.13(a) to which the Company or any of its Subsidiaries is a party or by which a the Company or any of its Subsidiaries and/or its assets are bound (other than where appropriate consent or waiver is obtained prior to the Effective Time ), or (g) result in a breach of any applicable Laws, except, in the case of clauses (a) and (c) through (g), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform their respective obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), with such materiality assessed with respect to a Company Material Adverse Effect.

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Section 5.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) the filings listed in Section 5.5 of the Company Disclosure Letter, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, or (ii) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), and (c) the registration of the share transfers pursuant to the Share Exchange Agreements with ACRA in accordance with the Singapore Companies Act.

Section 5.6. Capitalization of the Company.

(a) As of the date of this Agreement, the issued and outstanding share capital of the Company consists of five Company Ordinary Shares. Set forth in Section 5.6(a) of the Company Disclosure Letter is a true, correct and complete list of each legal owner of Company Ordinary Shares or other Equity Securities of the Company and the number of Company Ordinary Shares or other Equity Securities held by each such holder as of the date hereof. Except as set forth in Section 5.6(a) of the Company Disclosure Letter, as of the date hereof there are no other ordinary shares, preferred shares or other Equity Securities of the Company authorized, reserved for issuance, issued or outstanding. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued and allotted and are fully paid or credited as fully paid-up and contributions were not paid back; have been offered, issued, sold and transferred in compliance with applicable Law, including the Singapore Companies Act and federal and state securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by the Company in respect of such offer, sale, transfer or issuance, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance or allotment of such securities; are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and are free and clear of any Liens.

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(b) Except as otherwise set forth in Section 5.6(b) of the Company Disclosure Letter, the Company, prior to date of this Agreement, the only Equity Securities of the Company shall be five (5) Company Ordinary Shares of which are issued to the Legacy Shareholders.

(c) Intentionally Omitted.

(d) All outstanding warrants for Company Ordinary Shares (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, Singapore securities Laws, and all requirements set forth in (1) the Company’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company’s Governing Documents or any Contract to which the Company is a party or otherwise bound.

(e) Except as otherwise set forth in Section 5.6(a) or in Section 5.6(c) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for Company Ordinary Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Ordinary Shares.

Section 5.7. Capitalization of Subsidiaries.

(a) The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as set forth in Section 5.7(b) of the Company Disclosure Letter, the Company owns on record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Liens other than Permitted Liens.

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(c) Except as set forth in Section 5.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

(d) There are no written agreements, proxies or trusts to which any Subsidiary of the Company is a party with respect to the voting or transfer of the securities in the capital of that Subsidiary.

Section 5.8. Statutory Registers. (a) Except as set forth in Section 5.8 of the Company Disclosure Letter, all physical and electronic registers, statutory books, books of account and other corporate records of the Company are up-to-date, duly maintained in accordance with all applicable Laws on a proper and consistent basis, contain complete and accurate records of all matters required to be dealt with therein, and have attached to them copies of all such resolutions and agreements as are required by Law to be filed. There is no information omitted from such books and records which would render such books and records misleading and all such books and all material records and documents (including any documents of title and copies of all subsisting agreements to which the Company is a party) are in the possession and/or control of the Company. The Company has not received any notice of any application or intended application under any applicable Laws for the rectification of its statutory records, registers and/or books.

Section 5.9. Financial Statements; Internal Controls.

(a) Attached as Section 5.9(a) of the Company Disclosure Letter are: true and complete copies of (i) the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the period November 18, 2022 through July 31, 2023 (the “Audited Financial Statements”) and (ii) the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the seven-month period ending July 31, 2023 (the “Q1 Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, to normal year-end adjustment and the absence of footnotes), (ii) were prepared in conformity with all applicable Laws and GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Q1 Financial Statements, to normal year-end adjustment and the absence of footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) in the case of the Audited Financial Statements comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

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(c) Neither the Company nor any director or officer of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d) The Company maintains a system of internal accounting controls, policies and procedures (whether formal or informal) which is reasonably sufficient to provide reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations, (ii) that transactions are recorded, and records are maintained in reasonable detail as necessary to permit preparation of accurate financial statements in conformity with GAAP, which fairly reflect the transactions and disposition of assets of each of the Company and its Subsidiaries and to maintain asset accountability, (iii) that access to assets is permitted only in accordance with management’s general or specific authorization, (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) that information required to be disclosed by each of the Company and its Subsidiaries is recorded and reported on a timely basis, and (vi) regarding prevention or timely detection of unauthorized acquisitions, misappropriation, use or disposition of the Company’s, or its Subsidiaries’, assets that could have a material effect on its financial statements (such materiality assessed with respect to a Company Material Adverse Effect).

(e) The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(f) The Company, and each of its Subsidiaries, do not have any outstanding loan capital and has not engaged in nor agreed to engage in any financing or other transaction or act of a type which would not be required to be shown or reflected in the Financial Statements.

Section 5.10. Undisclosed Liabilities.

(a) Except as set forth in Section 5.10 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the most recent statement of financial position included in the Audited Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (iii) that will be discharged or paid off prior to or at the Closing.

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(b) The Company and each of its Subsidiaries, have not received any written notice (i) to repay any borrowings or Indebtedness under any agreement relating to any borrowing (or Indebtedness in the nature of borrowing) which are repayable on demand, or (ii) that any event of default has occurred or is outstanding under any agreement relating to any borrowing (or Indebtedness in the nature of borrowing) or other credit facility of the Company or its Subsidiaries, and to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to such repayment or event of default

(c) Neither the Company, not any of its Subsidiaries, have (i) any outstanding loan capital or any money borrowed or raised (other than under its bank facilities or normal trade credits), (ii) lent any money which is due to be repaid and has not been repaid and the Company, or its Subsidiaries, do not own the benefit of any debt, other than debts accrued in the ordinary course of its business, (iii) made a loan to any third Person (not being a Company Related Party) which remains outstanding or agreed to provide such a loan (in each case, other than trade credit arising in the normal course of business), or (iv) given any guarantee, indemnity or security interest in respect of any obligation or liability of any third Person (not being a Company Related Party) which remains outstanding.

Section 5.11. Litigation and Proceedings. Except as set forth in Section 5.11 of the Company Disclosure Letter, as of the date hereof:

(a) There are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets, and to the Company’s knowledge, there is no fact or circumstance exists which is likely to give rise to a civil, criminal, administrative or other dispute, claim, charge, prosecution or proceeding (including any mediation, litigation, arbitration or other form of civil dispute resolution process) involving the Company or its Subsidiaries or any person for whose acts or defaults the Company or its Subsidiaries may be vicariously liable (other than involvement as plaintiff in the collection of debts arising in the ordinary course of business).

(b) There is no outstanding or unsatisfied decision, judgment, order, award or decree of any court, tribunal, arbitrator, mediator or any statutory, regulatory, administrative, supervisory or Governmental Authority against the Company or any of its Subsidiaries, its assets or to the Company’s knowledge, any person for whose acts or defaults or the Company or its Subsidiaries may be vicariously liable.

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(c) Neither the Company nor any of its Subsidiaries is engaged whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings or any proceedings including regulatory or administrative action, claim, investigation or other proceeding or suit relating to laws and regulations applicable to its business activities and to the Company’s knowledge, no such proceedings (including any mediation, litigation, arbitration, or other form of dispute resolution process) is pending or threatened by or against the Company, any of its Subsidiaries or any person for whose acts or defaults the Company, or its Subsidiaries, may be vicariously liable.

(d) Neither the Company, nor any of its Subsidiaries have received written notice that it is the subject of any ongoing official investigation or inquiry or proceedings brought by any Governmental Authority, and to the Company’s knowledge, no fact or circumstance exists which is likely to give rise to any of the foregoing.

(e) Neither the Company, nor any of its Subsidiaries are bankrupt or insolvent and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to the insolvency or bankruptcy in relation to the Company or any of its Subsidiaries.

Section 5.12. Legal Compliance.

(a) The Company and its Subsidiaries have carried on, and is carrying on, its business and operations in accordance with the applicable Laws.

(b) Neither the Company, nor any of its Subsidiaries, have received any written notice of (i) any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to any applicable Laws and/or regulations which is likely to have a material adverse effect on its business activities (such materiality assessed with respect to a Company Material Adverse Effect) or been charged with, the violation of any Laws, except where such violation has not been and would not be material to the business of the Company and its Subsidiaries, taken as a whole.

(c) All returns and documents that the Company, or any of its Subsidiaries is obliged to provide to any Governmental Authority in the last five years have been accurate in all material respects and submitted in accordance with any relevant deadline (such materiality assessed with respect to a Company Material Adverse Effect). No requests for such returns or other information relating to such returns are due and outstanding.

(d) No material fines or penalties (such materiality assessed with respect to a Company Material Adverse Effect) have been imposed or threatened by any Governmental Authority in any jurisdiction in which business is conducted by the Company or its Subsidiaries and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such fine or penalty.

(e) Neither the Company, nor any of its Subsidiaries have been the subject of any formal inquiry or investigation by a Governmental Authority (other than routine supervisory visits or equivalent inspections).

(f) Neither the Company, nor any of its Subsidiaries have received written notice of any, and there are no, current on-going regulatory investigations by any Governmental Authority that could result in any disciplinary action being taken against the Company or any of its Subsidiaries and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such investigation.

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(g) No person who is, or was, a director, commissioner, officer, employee, consultant or agent of the Company or its Subsidiaries at the relevant time, has (in their capacity as such) been the subject of a formal inquiry or investigation by a Governmental Authority (other than routine supervisory visits or equivalent inspections) and no fine, sanction or other penalty has been imposed on such persons (in their capacity as such) by a Governmental Authority and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such fine, sanction or penalty.

(h) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Laws by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective Representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 5.13. Contracts; No Defaults.

(a) Section 5.13(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xviii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound. True, correct and complete copies of the Contracts required to be listed in Section 5.13(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its Representatives, together with all amendments thereto.

(i)	Each Contract involving obligations (contingent or otherwise), payments or revenues in excess of $50,000 in the last twelve months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $50,000 in the next twelve months after the date of this Agreement, which for the avoidance of doubt shall not include any Company Transaction Expenses;

(ii)	Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $100,000;

(iii)	Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries since November 18, 2022, in each case, involving payments in excess of $50,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (B) solely between the Company and its Subsidiaries;

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(iv)	Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $50,000 in any calendar year;

(v)	Each Contract involving the formation, establishment, contribution to, or operation of a (A) partnership, (B) corporation, limited liability company or other entity, or (C) joint venture, alliance or similar entity or arrangement, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person involving payments of an amount higher than $50,000 (excluding, in the case of clauses (A) and (B), any wholly-owned Subsidiary of the Company);

(vi)	Contracts between the Company or any of its Subsidiaries, on the one hand, and any Company Related Party, on the other hand, which are currently, or were any time in the past three (3) years, in force or under which any party thereto has or had outstanding obligations (collectively, “Related Party Agreements”), other than (i) Contracts with respect to a Company Related Party’s employment or other similar engagement and confidentiality agreements, and (ii) end-user, consumer, client or customer agreements entered into on an arm’s length basis, or (iii) other agreements of a similar nature, in each case with the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(vii)	Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or higher that provide annual base compensation (excluding bonus and other benefits) in excess of $50,000;

(viii)	Contracts that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of any of the transactions contemplated hereby;

(ix)	Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business in any geographic area in any material respect;

(x)	Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

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(xi)	Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the exclusive right to use Intellectual Property of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries taken as a whole (other than Contracts granting non-exclusive rights to use commercially available off-the-shelf software and Open Source Licenses) (collectively, the Contracts within the scope of this clause (B), the “Material In-Licenses”);

(xii)	Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $50,000 in any calendar year;

(xiii)	Any Contract that grants to any third Person any “most favored nation rights”;

(xiv)	Any Contract that grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and which requires aggregate future payments to the Company and its Subsidiaries in excess of $50,000 in any calendar year;

(xv)	Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Securities in the Company or any of the Company’s Subsidiaries;

(xvi)	Contracts in connection with the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration involving an Action, claim or proceeding in an amount higher than $50,000;

(xvii)	Contracts with a Governmental Authority or sole-source supplier of any product or service (other than utilities), in each case involving payments of an amount higher than $50,000; and

(xviii)	Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xv) of this Section 5.13(a).

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(b) Except as stated in Section 5.13(b) of the Company Disclosure Letter or in the Audited Financial Statements: (i) there is no outstanding Indebtedness (other than trade credit arising in the normal course of business) owing by the Company or any of its Subsidiaries on the one hand, to any Company Related Party or any director or commissioner (if any) of the Company or its Subsidiaries or any persons controlled by any of them, on the other hand (or vice versa), or any outstanding commitment or Contract by any person in respect of any such Indebtedness. (ii) there is no guarantee, indemnity or security document given by the Company, or any of its Subsidiaries, in favor of any Company Related Party in respect of such Indebtedness (or vice versa); and (iii) there is no outstanding Contract or transaction between the Company, or any of its Subsidiaries, on the one hand, and a Company Related Party or any director or commissioner (if any) of the Company, or any of its Subsidiaries or any persons controlled by any of them, on the other hand (or vice versa).

(c) Neither the Company, nor any of its Subsidiaries, is or has been a party to any contract, commitment, arrangement, transaction or understanding which is outside the ordinary and usual course of business.

(d) Save for those entered into in the ordinary course of business, there is no outstanding guarantee, indemnity, suretyship or comfort (whether or not legally binding) given by the Company or any of its Subsidiaries.

(e) Save as required under this Agreement, neither the Company nor any of its Subsidiaries are a party to any Contract, commitment, arrangement, transaction, understanding, or obligation which prohibits or requires consent to the transactions contemplated in this Agreement for which waiver or consent has not been obtained prior to the Closing Date.

(f) Neither the Company, nor any of its Subsidiaries, nor to the Company’s knowledge, any director, officer, employee or affiliate of the Company or its Subsidiaries is subject to any sanctions administered by any Governmental Authority whether in Singapore or elsewhere and, neither the Company nor any of its Subsidiaries are, or have been involved in any business or other dealings with any party who is subject to any sanctions administered by any Governmental Authority whether in Singapore or elsewhere.

(g) Except as set forth in Section 5.13(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries are a party to or subject to any material Contract, transaction, arrangement, understanding or obligation which (i) is not valid, binding and enforceable against the other parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other applicable Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) may be terminated at the option of the counterparty or any third party without reference to any fact, matter or circumstance within the Company’s, or its Subsidiaries’, control, or for convenience or no cause (excluding any option to terminate upon occurrence of a force majeure event), (iii) contains any exclusivity provisions or restricts the Company’s, or its Subsidiaries’, freedom to engage in any business with, or render any services whatsoever to, any counterparty’s direct or indirect competitors, (iv) is not in the ordinary course of business and/or not on arms-length terms, and (v) commits the Company or any of its Subsidiaries to minimum purchases of certain products or services over any period of time.

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(h) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 5.13(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 5.13(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (B) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (C) to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

(i) Except as set forth in Section 5.13(i) of the Company Disclosure Letter, as at the date of this Agreement, neither the Company nor any of its Subsidiaries have issued and delivered, or received, a written notice to terminate or vary any material Contract, transaction, arrangement, understanding or obligation to which it is subject or a party to; and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to such notice to terminate or vary under.

(j) Neither the Company, nor any of its Subsidiaries are party to or subject to any undocumented contract, agreement or arrangement which could singly or in the aggregate, result in a Company Material Adverse Effect.

(k) Except as set forth in Section 5.13(k) of the Company Disclosure Letter, neither the Company, nor any of its Subsidiaries, are or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than a recognized trade association) or other profit, or income sharing arrangement.

Section 5.14. Company Benefit Plans.

(a) Section 5.14(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and, as applicable, all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, if any, (C) the most recent annual reports (or equivalent filings or audits required to be made by applicable Law), if any, required by applicable Law to be filed with a Governmental Authority with respect to Taxes in connection with each Company Benefit Plan, (D) the most recent determination or opinion letter, or equivalent materials, from the applicable taxing authority with respect to each Company Benefit Plan, if any, and (E) the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

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(b) Except as set forth in Section 5.14(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, except where failure to comply would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP.

(c) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

(d) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond the cessation of their employment with the Company or any Subsidiary (as the case may be) for any reason, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(e) No Company Benefit Plan is, and the Company has never sponsored, maintained or contributed to, a benefit plan in the U.S.

(f) Except as set forth in Section 5.14(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company..

Section 5.15. Labor Relations; Employees.

(a) Except as set forth in Section 5.15(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries in the past three (3) years. In the past three (3) years, to the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries and there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other labor dispute against or affecting the Company or any Subsidiary of the Company.

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(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws in all material respects (such materiality assessed with respect to a Company Material Adverse Effect) relating to the employment of labour, including, but not limited to, those related to wages, hours, holiday pay and the calculation of holiday pay, collective bargaining, equal employment opportunity, disability rights or benefits, occupational health and safety, immigration, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, individual and collective consultation, equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, notice of termination, and redundancy, and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such liability respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and contributions required to be made with respect to any statutory plan, program, practice or arrangement that is required under applicable Laws and maintained by any Governmental Authority, except where the failure to comply would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(c) No material liability (such materiality assessed with respect to a Company Material Adverse Effect) has been incurred by the Company or any of its Subsidiaries for breach of any contract of service or for services, for redundancy payments (including protective awards) or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such liability.

(d) There have not been and are no claims or proceedings pending, and to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by an employee or workman or third party, in respect of their employment or appointment including in respect of an accident or injury which is not covered by insurance or by an employee in relation to their terms and conditions of employment or appointment and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such claim.

(e) Every employee who requires an employment pass or other required permit to work in Singapore or in each jurisdiction the Company or its Subsidiaries carries on business, has a current employment pass or such other required permit and permission to work in Singapore or such other jurisdiction.

(f) Except as set forth in Section 5.6(a) and Section 5.6(e) of the Company Disclosure Letter and save to give effect to, and as contemplated by, the provisions of this Agreement, the execution and completion of this Agreement will not enable any directors, officers or employees of the Company or any of its Subsidiaries to terminate their employment or receive any bonus, incentive, payment or other benefit that is triggered by a change in control of the Company.

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(g) There are not in existence any contracts of service with the directors, officers or employees of the Company or any of its Subsidiaries which cannot be terminated by three (3) months’ notice or less without giving rise to any claim for damages or compensation (other than payment in lieu of the relevant notice period or payment required under applicable Laws).

(h) Except as set forth in Section 5.6(a) and Section 5.6(e) of the Company Disclosure Letter, and save to give effect to, and as contemplated by, the provisions of this Agreement neither the Company nor any of its Subsidiaries currently has or in the past had, or is proposing or bound to introduce, any share incentive, share option, profit sharing, bonus, commission or other incentive or benefit scheme for any of its present or former directors, officers or employees, save as contemplated under this Agreement or in discussion solely with the Acquiror.

(i) Neither the Company nor any of its Subsidiaries have in place any redundancy policies where the severance benefits or retrenchment benefits offered thereunder to employees of the Company, or its Subsidiaries, are in excess of the amounts required to be offered under applicable Laws.

(j) Save as required under applicable Laws, there is no obligation, agreement or arrangement (whether funded or unfunded), including any pension plans, retirement schemes, employee benefit plan, social security, social fund or similar schemes, which the Company, or any of its Subsidiaries, contributes to or has contributed to or to the Company’s knowledge, may become liable to contribute to or to satisfy under, which benefits are payable on termination, retirement or on death of any employee (or ex-employee) of the Company, or its Subsidiaries. Neither the Company nor any of its Subsidiaries has or have had any liability or obligation with respect to any defined benefit plan or arrangement with respect to any employees, former employees or the dependents of each of them and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to any such liability or obligation.

(k) Neither the Company nor any of its Subsidiaries have entered into any written collective bargaining agreement applicable to the employees employed by the Company or its Subsidiaries and, to the Company’s knowledge, none are being presently negotiated.

(l) In the last three (3) years, neither the Company, nor any of its Subsidiaries, have been involved in any material industrial or trade dispute (such materiality assessed with respect to a Company Material Adverse Effect) with its employees or its works council or any other employee representative body and, in the same period, neither the Company nor any of its Subsidiaries have experienced any strike, slow down or work stoppage.

(m) All salary components paid to employees (in cash, benefits in kind or otherwise) by the Company or its Subsidiaries have been duly declared and reported, in accordance with applicable Laws.

(n) All accruals for unpaid vacation pay, premiums for employment insurance, health insurance premiums, pension plans and retirement scheme premiums, accrued wages, salaries and commissions and employee benefit plan payments (including any social security, social fund or similar contributions) of the Company and each Subsidiary for the last five (5) years have been properly reflected in the books and records of the Company and each of its Subsidiaries.

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(o) The Company and each of its Subsidiaries have paid all vacation pay, accrued wages, salaries and commissions, employee benefit plan payments and contribution (including Central Provident Fund and any social security, social fund or similar contributions) as may be required under legally binding contracts and/or applicable Laws and has made all deductions required by applicable Laws to be made from employees, officers and directors or commissioners’ salaries or other remuneration and have remitted all such deductions to the relevant Governmental Authority.

(p) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other material complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(q) No present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation of (i) any restrictive covenant, non-disclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(r) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above. In the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above.

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(s) Since November 18, 2022, the Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 5.16. Taxes.

(a) All Tax Returns, accounts, computations, notices, particulars, resolutions and other documents required by applicable Laws to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions) or delivered to the relevant Governmental Authority in the relevant jurisdiction (including the Singapore Accounting and Corporate Regulatory Authority), all such Tax Returns (taking into account all amendments thereto), accounts, particulars, resolutions and other documents are true, correct and complete in all material respects, and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, and all charges in favor of the Company or its Subsidiaries have (if appropriate) been registered in accordance with applicable Laws.

(b) The Company and each of its Subsidiaries have paid all Tax which is assessable or due for payment on and the Company and each of its Subsidiaries have not been liable to any material penalty or interest in respect of any such Tax.

(c) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(d) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(e) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid, and to the Company’s knowledge there is no fact, matter or circumstance which is reasonably likely to give rise to any such dispute or to any liability as to Taxes not provided for in the Audited Financial Statements or Financial Statements in respect of any accounting period for any Tax purposes ending on or before the Effective Time.

(f) There is no Tax audit or other examination or enquiry of the Company or any of its Subsidiaries presently in progress with respect to any Taxes, nor has the Company or any of its Subsidiaries been notified in writing of any request or threat for such an audit, enquiry or other examination (including a non-routine visit by any Governmental Authority), and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries or facts which are reasonably likely to cause such an investigation, enquiry, audit or non-routine visit to be instituted.

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(g) Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with a Governmental Authority whereby it is assessed to or accounts for Tax other than in accordance with the applicable Laws.

(h) Neither the Company nor any of its Subsidiaries has made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. Neither the Company nor any of its Subsidiaries has made a change of any method of accounting with respect to any Taxes.

(i) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(j) Since November 18, 2022, no written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) The Company and each of its Subsidiaries have kept and preserved those records which it has been required to keep and preserve for the purposes of Tax legislations or any relevant Law, including without limitation copies of all Tax Returns, registrations, elections, notices, and any other documents submitted to the relevant Governmental Authority and all such records remain true, complete and accurate.

(l) Since November 18, 2022, neither the Company nor any of its Subsidiaries have been, liable to pay any fine, interest, surcharge or penalty in relation to Tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax authority, or any failure to keep or preserve any records or to pay Tax on the due date for payment), or involved in any dispute with, or the subject of an enquiry or investigation by, the relevant Governmental Authority.

(m) The Company, and each of its Subsidiaries, is, and always has been, resident only in their respective jurisdiction of incorporation for Tax purposes (and has never been treated as resident outside such place of incorporation for any Tax purposes). Neither the Company, or its Subsidiaries, is liable to pay and has at no time incurred any liability to taxation chargeable under the laws of any jurisdiction other than in their respective jurisdiction of incorporation.

(n) Except as contemplated by this Agreement and the Transactions contemplated hereby, neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could prevent the Transactions from qualifying for the Intended Tax Treatment.

(o) Except as set forth in Section 5.16(o) of the Company Disclosure Letter, to the Company’s knowledge, no liability to income tax (disregarding any statutory right to make any election, or to claim any allowance or relief) will or may arise to the Company or any of its Subsidiaries or be increased as a result of or in consequence of the entry into this Agreement and/or the Transactions contemplated pursuant to this Agreement.

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(p) Except as set forth in Section 5.16(p) of the Company Disclosure Letter, no relief which singly or in the aggregate, would result in a Company Material Adverse Effect (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, repayment or allowance or otherwise) from, against or in respect of any Tax has been claimed, arisen by operation of law and/or given to the Company or its Subsidiaries which could or might be, so far as the Company is aware, effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring prior to or on the Effective Time.

(q) Where applicable, the Company and each of its Subsidiaries, (i) is registered for the purposes of GST in its place of incorporation, for the purposes of legislation relating to applicable GST and is not registered and is not required to register in any other jurisdictions in respect of GST, (ii) has complied fully with and observed in all material respects the terms of GST legislation, (iii)_has maintained and obtained at all times all material records, invoices and other documents (as the case may be) which are accurate and up-to-date in all material respects, appropriate or requisite for the purposes of GST legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by GST legislation, (iv) obtains credit correctly for all input tax paid or suffered by it, (v) is not and has not been treated as a member of a group for the purposes of GST legislation, and has not applied for such treatment, and (vi) is not and has not been subject under GST legislation to any penalty liability notice, written warning of failure to comply, surcharge liability notice or requirement to give security as a condition of making taxable supplies.

(r) Since the date of the most recent statement of financial position included in the Audited Financial Statements, neither the Company nor any of its Subsidiaries have incurred or become liable to incur, and there is no continuing obligation to pay, any amount which will not be wholly deductible in computing taxable profits.

(s) All Related Party Agreements have been disclosed in Section 8.4 of the Company Disclosure Letter and are on an arm’s length basis and in compliance with applicable transfer pricing requirements.

(t) Save as set forth in Section 8.4 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any transaction or arrangement with a Company Related Party.

(u) Neither the Company nor any of its Subsidiaries are, or have been party to, or otherwise involved in any transaction: (i) which could give rise to a liability to Tax under any legislation introduced to counter tax avoidance, (ii) where the sole or main purpose or one of the main purposes was the avoidance of Tax or the obtaining of a tax advantage, whether as part of a scheme, arrangement, series of transactions or otherwise, and/or (iii) in relation to which the Company or its Subsidiaries considered or were advised that there was a risk of a liability or increased liability to Tax in accordance with principles established in relation to tax avoidance in case law.

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Section 5.17. Insurance.

(a) Section 5.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation, nonrenewal or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed in Section 5.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last two (2) years.

(b) The Company, and each Subsidiary of the Company, is in compliance in all material terms with the terms and provisions of its insurance policies and, neither the Company nor the Subsidiaries of the Company have done anything or omitted to do anything which might make any of the insurance policies void or voidable or might entitle any insurer not to pay all or part of any claim under any of the insurance policies.

(c) No notice of any claim has been made by or against the Company or any of the Company’s Subsidiaries, which is outstanding under any of the insurance policies and to the Company’ knowledge, there are no facts, matters or circumstances which is likely to give rise to a claim.

Section 5.18. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 5.18 of the Company Disclosure Letter. Section 5.18 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Licenses held by the Company or its Subsidiaries. To the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to (i) give rise to such violation or default, or (ii) to give rise to a revocation, suspension, cancellation, variation or non-renewal of a license.

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Section 5.19. Equipment and Other Tangible Property.

(a) The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are, to the knowledge of the Company, structurally sound and in good and safe operating condition and repair (ordinary wear and tear expected), are suitable for their present use and are suitable in all material respects for the purposes for which they are used and intended and none are in a dangerous condition or in need of renewal or replacement (fair wear and tear excepted).

(b) Neither the Company, nor any of its Subsidiaries own, or have agreed to acquire shares or any other interest in any other corporation and does not have any branch, agency, division, establishment or operations outside Singapore, and USA.

(c) The property, rights and assets owned or leased by the Company and its Subsidiaries, and the facilities and services to which the Company and/or its Subsidiaries has a contractual right comprise in all material respects, all the property, rights, assets, facilities and services necessary for the carrying on of its business fully and effectively in and to the extent and in the manner which it is presently conducted.

(d) Save in the ordinary course of business and for any warranty or guarantee implied by law, neither the Company, nor any of its Subsidiaries, have given any guarantee or warranty or made any representation in respect of goods or services supplied or contracted to be supplied by it save in relation to any Contract of the type described in Section 5.13(a).

Section 5.20. Real Property. Section 5.20 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term and rental payment amounts pertaining to each such parcel of Leased Real Property, (iv) the current use of each such parcel of Leased Real Property and (v) the Real Property Lease associated with each Leased Real
Property. Neither the Company nor its Subsidiaries owns, occupies or otherwise uses any real property other than the Leased Real Property in connection with its business. With respect to each parcel of Leased Real Property:

(a) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(b) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company or any of its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

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(c) The Company’s and its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed, and there are no material disputes with respect to such Real Property Leases (such materiality assessed with respect to a Company Material Adverse Effect).

(d) No party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(e) The Company and each if its Subsidiaries, have complied in all material respects with the terms of the Real Property Leases and all applicable Laws regarding the use of the Leased Real Property (such materiality assessed with respect to each Lease).

(f) There is no actual or pending action, dispute, claims or demands against the Company or any of its Subsidiaries under or in connection with the Real Property Leases and, to the Company’s knowledge, there is no fact, matter or circumstance that is reasonably likely to give rise to such action, dispute, claim, demand or Action. No material defaults by (A) the Company or its Subsidiaries or (B) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exist under any Real Property Lease.

(g) The Company and each of its Subsidiaries have paid in full all applicable government taxes, fees and other payments if and to the extent due and payable by the Company or its Subsidiaries in relation to the Real Property Lease.

Section 5.21. Intellectual Property.

(a) Section 5.21(a) of the Company Disclosure Letter contains a true, correct and complete list of each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”), and proprietary software owned by the Company or one of the Company’s Subsidiaries. The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such Company Registered Intellectual Property is subsisting and is valid and enforceable.

(b) The Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary or material for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, without the need for the Company or its Subsidiaries to acquire or license any other intellectual property rights.

(c) Neither the Company, nor any of its Subsidiaries, have any material trade secrets other than proprietary software, algorithms and pricing data, which is maintained in the form of confidential information that is adequately and properly documented to enable the Company and its Subsidiaries to acquire and retain its full benefit.

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(d) None of the current officers, employees or consultants of the Company or any Subsidiary (at the time of their employment or engagement by the Company or such Subsidiary) has been or is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of the Company or such Subsidiary or that would conflict with the business of the Company or such Subsidiary as presently conducted or as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to the Company or such Subsidiary, inventions conceived or reduced to practice in connection with services rendered to the Company or such Subsidiary.

(e) In respect of any In-Licenses granting the Company or any of its Subsidiaries the right to use any Intellectual Property necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof (including all amendments, novations, supplements or replacements to such Material In-Licenses): (i) such Material In-Licenses are in full force and effect, with no termination notice having been received or given by the Company or any of its Subsidiaries thereunder; (ii) no circumstances exist or have existed which entitle the licensor party to terminate or vary in any way such Material In-Licenses; (iii) the obligations of the Company and its Subsidiaries under such Material In-Licenses have been complied with in all material respects; (iv) there is no fact, matter or circumstance that is reasonably likely to entitle a party to terminate or unilaterally vary such Material In-Licenses which would singly, or in the aggregate, result in a Company Material Adverse Effect; and (v) there are no outstanding contingent liabilities in respect of any current written licensing agreement or other arrangement involving any Intellectual Property.

(f) The Company and its Subsidiaries have not, within the last three (3) years, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no action pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, and to the Company’s knowledge, there are no circumstances likely to give rise to any such claim.

(g) Except as set forth in Section 5.21(g) of the Company Disclosure Letter, (i) to the knowledge of the Company no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, (ii) the Company and its Subsidiaries have not sent to any Person within the last three (3) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries, and (iii) to the Company’s knowledge, there are no circumstances likely to give rise to any such claim.

(h) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole. There has not been any unauthorized disclosure of or unauthorized access to any material trade secrets or other material confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

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(i) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Intellectual Property owned by the Company or any of the Company’s Subsidiaries and used in connection with the business.

(j) With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(k) The Company’s and its Subsidiaries’ use and distribution of (i) software developed by or on behalf of the Company or any Subsidiary, and (ii) Open Source Materials, is in compliance with all Open Source Licenses applicable thereto. Neither the Company nor any Subsidiary has used any Open Source Materials in a manner that requires any material software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries to be subject to Copyleft Licenses.

(l) No licenses to any Intellectual Property have been granted by the Company or any of its Subsidiaries to any third party save for those non-exclusive licenses granted in the ordinary course of the Company’s, or its Subsidiaries’, business.

(m) Neither the Company, nor any of its Subsidiaries, have transferred ownership of or granted any exclusive rights in, and will not be obliged to transfer ownership of or grant any exclusive rights in, any Intellectual Property to any third party.

(n) Neither the Company, nor any of its Subsidiaries, have or will do or omit to do anything which is likely to materially and prejudicially affect any goodwill in the Intellectual Property (such materiality assessed with respect to a Company Material Adverse Effect).

(o) The Company, and each of its Subsidiaries, own (or in the case of software, is licensed to use) all computer hardware or software or any other information technology equipment which is necessary for the carrying on of its business in and to the extent and in the manner which it is presently conducted.

(p) All of the Company’s and its Subsidiaries’ information technology assets are in functional working order and operate and perform in all material respects in conformance with the applicable specifications and documentation for such information technology assets, and all security patches or updates reasonably necessary for the Company or its Subsidiaries to carry on in their business, and that are generally available for the Company’s or its Subsidiaries’ information technology have been implemented or updated in accordance with its corresponding schedules.

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(q) To the Company’s knowledge, there have been no errors, security breaches, malfunctions, failures, breakdowns or unauthorized uses of or access to any information technology (or the data within) used by the Company, or its Subsidiaries, within the last two years which has caused (i) a material (such materiality assessed with respect to a Company Material Adverse Effect) loss, disclosure or unauthorized use of business information or data of the Company or any of its Subsidiaries, (ii) a material (such materiality assessed with respect to a Company Material Adverse Effect) permanent inability to recover data; or (iii) a material (such materiality assessed with respect to a Company Material Adverse Effect) disruption to the operations of the business.

(r) There are currently in place procedures which are reasonably designed to (i) prevent unauthorized access to and the introduction of viruses and other contaminants into the information technology used by the Company or its Subsidiaries, (ii) take and store back-up copies of the software and data of the information technology used by the Company or its Subsidiaries, and (iii) manage and mitigate risks which may affect the business operations of the Company and its Subsidiaries in the event of malfunctions, failures, breakdown or material performance reduction of the information technology used by the Company or its Subsidiaries or material loss of data, whether due to natural disaster, power failure or otherwise.

(s) None of the bespoke software used by the Company or its Subsidiaries, (i) contains any restrictions on use (ii) will expire before the end of the current calendar year and cannot be renewed on substantially the same terms (iii) allows for third party owner to increase any license fee during the term of the agreement and/or (iv) allows any third party to vary or terminate the terms of the agreement.

Section 5.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance with, and since November 18, 2022 have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, including the Personal Data Protection Act 2012 of Singapore, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging a violation of any third Person’s privacy or personal information rights.

(b) Except as set forth in Section 5.22(b) of the Company Disclosure Letter, since November 18, 2022 (i) there have been, no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a material breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries, save as would not materially adversely affect the Company’s and its Subsidiaries’ business or operations.

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Section 5.23. Environmental Matters.

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws in force from time to time, and neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws (such materiality assessed with respect to a Company Material Adverse Effect).

(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property.

Section 5.24. Absence of Changes.

(a) Since January 1, 2023, (i) there has not been any Company Material Adverse Effect, or (ii) any occurrence, fact, condition, circumstance or event which has resulted in a material alteration in the nature, scope or manner of the Company’s business, or the business of each of its Subsidiaries.

(b) Except as set forth in Section 5.24 of the Company Disclosure Letter, the Company has, in all material respects, lawfully carried on its business as a going concern in the ordinary and usual course and there has been no occurrence, fact, condition, circumstance or event which has resulted in a Company Material Adverse Effect on, or resulted in a material alteration in the nature, scope or manner of conducting the business of the Company, and each of its Subsidiaries.

(c) Neither the Company, nor any of its Subsidiaries, have entered into any transaction, assumed or incurred any liabilities (including contingent liabilities), made any payment, or agreed to do any of the foregoing, in each case, which is not in the ordinary and usual course of business.

(d) No dividend or other distribution has been, or agreed to be, declared, made or paid to the Company’s members except as provided for in the Audited Financial Statements.

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Section 5.25. Anti-Corruption Compliance.

(a) Neither the Company nor its Subsidiaries, nor any of their directors or officers, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective, employees, agents, commissioners (if any), Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible), or taken any action that would be unlawful under any applicable Anti-Bribery Laws, whether governmental or commercial (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as the Prevention of Corruption Act 1960 of Singapore, the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act 2010 (collectively, “Anticorruption Laws”); (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

(b) Each of the Company and its Subsidiaries have implemented and maintains reasonable procedures to manage risks of non-compliance by each agent, director, commissioner, officer or employee of such Person with applicable Anticorruption Laws, and has instituted and maintained internal controls, policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c) Neither the Company nor its Subsidiaries, nor any of their directors or officers, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective, employees, agents, commissioners (if any), Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has been or is, the subject of any internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, or proceedings, that address any allegations or information concerning possible violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

(d) There have been no false or fictitious entries made in the books and records of the Company, or any of its Subsidiaries, relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and the Company, and its Subsidiaries, have not established or maintained a secret or unrecorded fund.

Section 5.26. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries, each of their respective directors and officers, and to the knowledge of the Company, each of their respective employees, agents, commissioner (if any), Representatives and other Persons acting on behalf of the Company or any of the Company’s Subsidiaries (i) are, and have been, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws in all material respects (such materiality assessed with respect to a Company Material Adverse Effect), and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws.

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(b) Neither the Company, nor any of its Subsidiaries, (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking or terrorist related activities, in violation of any Anti-Money Laundering Laws, Sanctions, or International Trade Laws; or (ii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws, Sanctions, or International Trade Law, and there are and have been no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(c) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, nor to the knowledge of the Company, any employees, agents, Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has, been a Sanctioned Person or a Restricted Person, (ii) is acting, or has acted, on behalf of or for the benefit of any Sanctioned Person or a Restricted Person, or (iii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(d) The Company and its Subsidiaries have implemented and maintains reasonable procedures to manage risks of non-compliance by each agent, director, commissioner, officer or employee of such Person with applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws, and has instituted and maintained internal controls, policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith (including policies and procedures in relation to procurement).

(e) As far as the Company is aware, no Governmental Official nor Governmental Authority presently owns or shall receive an interest, whether direct or indirect, legal or beneficial, in the Company or its Subsidiaries (other than any sovereign wealth funds as limited partners or co-investors in investment funds, or in any other similar capacities) or has or will receive any legal or beneficial interest, other than as required by applicable Laws, in any payments made pursuant to this Agreement.

Section 5.27. Proxy/ Registration Statement. The information supplied by the Company or its Subsidiaries in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Acquiror Stockholders and (ii) the Company Shareholders, and (c) the time of (i) the Acquiror Stockholders’ Meeting and (ii) the meeting of the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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Section 5.28. Vendors.

(a) Section 5.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, up to the top twenty (20) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending June 30, 2023 (the “Top Vendors”) but only to the extent such transaction volume during the applicable period was $50,000 or more.

(b) Except as set forth in Section 5.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 5.29. Government Contracts. Except as set forth in Section 5.29 of the Company Disclosure Letter, the Company is not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 5.30. Sufficiency of Assets. The tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary in all material respects for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course.

Section 5.31. Investment Company. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 5.32. Investigation. Notwithstanding anything contained in this Agreement, each of the Company, its Subsidiaries and Company Shareholders has made its own investigation of Acquiror and acknowledges that neither Acquiror nor any of its equity holders, partners, members and Representatives, including Sponsor and its Affiliates, is making any representation or warranty whatsoever, express or implied, other than those expressly given by Acquiror in Article VI.

Section 5.33. Brokers’ Fees. Except as set forth in Section 5.33 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates with respect to which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

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Section 5.34. Software Development Contract. The Company represents that the Software Development Services and Employment Contract between the Company and TIB dated July 29, 2023 (the “Software Development Contract”), is enforceable on its terms under Singaporean law.

Section 5.35. No Additional Representations or Warranties.

(a) Except as provided in this Agreement, this Article V (including the Company Disclosure Letter) and Section 13.1, neither the Company, nor any of its Affiliates, nor any of their respective directors, commissioners, managers, officers, employees, equity holders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

(b) All documents, information, materials or answers contained in this Agreement and the Company Disclosure Letter or provided to the Acquiror or its Affiliates in written form is true and accurate and there is nothing omitted from any such document, information, material or answer or the Company Disclosure Letter which would render such document, information, material or answer contained in this Agreement and the Company Disclosure Letter misleading in any material respect (such materiality assessed with respect to a Company Material Adverse Effect). To the Company’s knowledge, there is no fact or matter not disclosed which is likely to affect the willingness of the Acquiror to proceed with the Transactions on the terms upon which the Acquiror would be willing to proceed.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (a) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.8, Section 6.12 or Section 6.15), (b) the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article VI), and (c) as otherwise explicitly contemplated by this Agreement, Acquiror represents and warrants to the Company as of the date hereof as follows:

Section 6.1. Acquiror Organization. Acquiror has been duly incorporated and is validly existing as a corporation under the laws of the State of Delaware and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have or reasonably be expected to have, a material adverse effect on Acquiror.

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Section 6.2. Due Authorization.

(a) Acquiror has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the board of directors of Acquiror and (B) determined by the board of directors of Acquiror as advisable to Acquiror and the Acquiror Stockholders and recommended for approval by the Acquiror Stockholders. No other company proceeding on the part of Acquiror is necessary to authorize this Agreement and the documents contemplated hereby other than the Acquiror Stockholder Approval. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by Acquiror, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present, each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 10.2(a)(i), shall require approval by an affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of Acquiror, which is not owned by the interested stockholder (as defined in Acquiror’s Governing Documents) at an annual or special meeting of stockholders duly called by the board of directors of Acquiror.

(c) The foregoing votes (which include the Acquiror Stockholder Approval) are the only votes of any of Acquiror Common Stock necessary in connection with entry into this Agreement by Acquiror and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the board of directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 6.3. No Conflict. Subject to the Acquiror Stockholder Approval, the execution and delivery of this Agreement by Acquiror and the other documents contemplated hereby by Acquiror and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquiror, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing does not or would not, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions.

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Section 6.4. Litigation and Proceedings. As of the date hereof (a) there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or its properties or assets; and (b) there is no outstanding Governmental Order imposed upon Acquiror, nor are any properties or assets of Acquiror or its business bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, be or reasonably be expected to be material to the business of Acquiror.

Section 6.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to (i) ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) be effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is reasonably sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

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(b) To the knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) The Acquiror SEC Filings contain true and complete copies of (i) the audited balance sheet as of December 31, 2022, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from January 19, 2022 (inception) through December 31, 2022, together with the auditor’s reports thereon and (ii) the unaudited balance sheet as of June 30, 2023, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from January 1, 2023 through June 30, 2023 (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings or as otherwise set forth in Section 6.6 of the Acquiror Disclosure Letter, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the Acquiror Financial Statements as of and for the six months ended June 30, 2023, to normal year-end adjustment and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and subject, in the case of the Acquiror Financial Statements as of and for the six months ended June 30, 2023, to normal year-end adjustment and the absence of footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror nor any director or officer of Acquiror nor, to the knowledge of Acquiror, any employee of Acquiror or Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 6.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (a) as otherwise disclosed in Section 6.7 of the Acquiror Disclosure Letter, (b) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and (c) the filing of the Proxy/Registration Statement with the SEC.

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Section 6.8. Trust Account. As of the date of this Agreement, Acquiror has at least $54,916,410.00 in the Trust Account (including, if applicable, the deferred underwriting commissions and other fees), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of January 19, 2022, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Stock initially sold in the IPO who shall have elected to redeem their Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Stock Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, in breach or delinquent in performance or any other respect (to the knowledge of Acquiror, claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby (other than use of the funds in the Trust Account for Acquiror Stock Redemptions and to pay the underwriters of the IPO with respect to deferred underwriting commissions). To the knowledge of Acquiror, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount in the Trust Account except to the extent such Acquiror Stockholder has exercised an Acquiror Stock Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date (other than use of the funds in the Trust Account for Acquiror Stock Redemptions and to pay the underwriters of the IPO with respect to deferred underwriting commissions).

Section 6.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.10. Absence of Changes. Since January 1, 2023, (a) there has not been any event or occurrence that has, or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions and (b) except as set forth in Section 6.10 of the Acquiror Disclosure Letter, Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

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Section 6.11. No Undisclosed Liabilities. Except for any Acquiror Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, or (c) which would not be, or would not reasonably be expected to be, material to the business of Acquiror.

Section 6.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 100,000,000 Acquiror Class A Common Stock, 5,520,264 of which are issued and outstanding as of the date of this Agreement, 402,216 of which remain in unseparated units issued in the IPO (“Units”) and 5,118,048 of which have separated from Units and are trading separately on the Nasdaq Global Market, (ii) 10,000,000 Acquiror Class B Common Stock, of which 2,156,250 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Shares”). The foregoing represents all of the issued and outstanding Acquiror Shares as of the date of this Agreement. All issued and outstanding Acquiror Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Except as set forth in this Section 6.12 or as contemplated by this Agreement or the other documents contemplated hereby (including the PIPE Investment), Acquiror has not granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for Acquiror Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Shares or the value of which is determined by reference to the Acquiror Shares, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Shares.

(c) The Acquiror has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.13. Brokers’ Fees. Except for fees described in Section 6.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

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Section 6.14. Indebtedness. Except as set forth in Section 6.14 of the Acquiror Disclosure Letter or as permitted by Section 9.4 after the date hereof, Acquiror does not have any Indebtedness exceeding $100,000.

Section 6.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) Acquiror has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against Acquiror that remains unpaid.

(e) There is no material Tax audit or other examination of Acquiror presently in progress with respect to any material Taxes, nor has Acquiror been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror.

(f) The Acquiror has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. The Acquiror has not made a change of any method of accounting with respect to any Taxes.

(g) The Acquiror is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Within the past three (3) years, no written claim has been made by any Governmental Authority where the Acquiror does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(i) Except as contemplated by this Agreement and the Transactions, Acquiror has not taken any action or agreed to take any action, nor to the knowledge of Acquiror are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

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Section 6.16. Business Activities.

(a) Since formation, Acquiror has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror.

(b) Except for the transactions contemplated by this Agreement and the other Transaction Documents, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Documents to which it is party and the other documents and transactions contemplated hereby and thereby (including with respect to Acquiror Transaction Expenses) and contracts with the underwriters of the IPO, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract (or in the aggregate with any series of related Contracts).

Section 6.17. Nasdaq Stock Market Listing. The Acquiror Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Global Market under the symbol “DUET”. Acquiror is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Ordinary Shares or terminate the listing of Acquiror Ordinary Shares on Nasdaq. None of Acquiror nor any of its Affiliates or Representatives has taken any action to terminate the registration of the Acquiror Ordinary Shares under the Exchange Act except as expressly contemplated by this Agreement or any other Transaction Document.

Section 6.18. Proxy/Registration Statement. The information supplied by Acquiror in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Acquiror Stockholders, and (c) the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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Section 6.19. Reserved.

Section 6.20. No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, each of Acquiror and any of its respective directors, managers, officers, employees, equity holders, partners, members or Representatives acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 6.21. Statutory Registers. (a) Except as set forth on Section 6.20 of the Acquiror Disclosure Letter, all registers, statutory books, books of account and other corporate records of the Acquiror are up-to-date, maintained in accordance with applicable Law on a proper and consistent basis, contain complete and accurate records of all matters required to be dealt with in such books and records, and have attached to them copies of all such resolutions and agreements as are required by Law to be filed.

Section 6.21. Legal Compliance.

(a) Except as would not be material to the business of the Acquiror, Acquiror is in compliance with all applicable Laws in all material respects.

(b) Since its inception, Acquiror has not received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been and would not be material to the business of Acquiror.

(c) Acquiror maintains a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violations of applicable Law by any of Acquiror’s directors, officers, employees or Representatives or other Persons, acting on behalf of Acquiror will be prevented, detected and deterred.

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Section 6.22. Anti-Corruption Compliance.

(a) Neither Acquiror, nor any of its directors or officers, nor to the knowledge of the Acquiror, any of Acquiror’s employees, agents, Representatives or other Persons acting for or on behalf of Acquiror has, in the past four (4) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anticorruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act 2010 (collectively, “US-UK Anticorruption Laws”); (ii) been in violation of any US-UK Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting Acquiror, or any agent or any other Person acting for or on behalf of Acquiror, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any US-UK Anticorruption Law.

(b) Acquiror has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) As of the date hereof, to the knowledge of Acquiror, there are no current or pending internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, that address any allegations or information concerning possible violations of the Anti-Bribery Laws related to Acquiror.

Section 6.23. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) Acquiror, its directors and officers, and to the knowledge of Acquiror, each of its employees, agents, Representatives and other Persons acting on behalf of Acquiror (i) are, and have been for the past four (4) years, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past four (4) years been no pending or, to the knowledge of Acquiror, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against Acquiror related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

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(b) Neither Acquiror nor any of its directors or officers, nor to the knowledge of Acquiror, any employees, agents, Representatives or other Persons acting on behalf of Acquiror, (i) is, or has during the past four (4) years, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c) Acquiror has in place written policies, procedures, controls, and systems designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws.

Section 6.24. No Additional Representation or Warranties. Except as expressly provided in this Article VI, none of Acquiror, any of its Affiliates, or any of their respective directors, managers, officers, employees, shareholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror and its respective Subsidiaries and, except as provided in this Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or any of its respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror and its respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise.

ARTICLE VII
RESERVE AGAINST CERTAIN LIABILITIES

Section 7.1. Reserve of Certain Exchange Consideration.Subject to the provisions of this Article VII, at Closing, each Legacy Shareholder shall deposit with the Escrow Agent their required portion of an aggregate of 4,500,000 Acquiror Ordinary Shares otherwise issuable to the Legacy Shareholders as Exchange Consideration (collectively, the “Escrow Shares”). The terms by which the Escrow Agent shall hold and distribute the Escrow Shares shall be set forth in the Escrow Agreement. The Escrow Shares shall be held by the Escrow Agent as reserve against certain potential liabilities of the Company as identified in Section 7.2 herein below and to provide the Post-Closing Company with limited recourse should such potential liabilities result in Losses to the Post-Closing Company. Subject to the Escrow Agreement and the other provisions in this Agreement, the Escrow Shares shall be released as follows: (a) on the date that is 30 days following the end of each of the first three calendar quarters following the Closing (each, a “Quarterly Release Date”), one-fourth (1/4) of the Escrow Shares, excluding the number of Escrow Shares that, if multiplied by the 5-Day VWAP as of such Quarterly Release Date, equal the amount of any unresolved claim thereunder, and (b) on or after the date that is 12 months following the date of the Closing, the then-remaining Escrow Shares, excluding the number of Escrow Shares that, if multiplied by the 5-Day VWAP as of such Quarterly Release Date, equal the amount of any unresolved claim thereunder.

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Section 7.2. Covered Liabilities. Subject to the provisions of this Article VII, the Escrow Shares shall be reserved and may be redeemed by the Post-Closing Company to cover Losses arising out of or in connection with any amounts in respect of any Liability arising prior to, on or after the Closing with respect to the following (collectively, the “Covered Matters”):

(a) the Company’s plan of Token rescission;

(b) any pending or threatened Legal Proceedings disclosed or required to be disclosed on Schedule 5.11; and

(c) any of the matters set forth in Schedule A attached hereto.

Section 7.3. Redemption of Escrow Shares. To the extent based on an Action against the Company or its Affiliates by any Person who is not a Party or an Affiliate of a Party, including any Governmental Authority (each, a “Third Party”) for any Covered Matters whereby the Post-Closing Company incurs Losses that are payable by the Post-Closing Company, upon the Shareholder Representative’s receipt of written notice from the Post-Closing Company prior to the final Quarterly Release Date (the “Escrow Release Date”) identifying and providing reasonable documentation of the amount of such Losses, the Legacy Shareholders hereby consent to and agree to reasonably and promptly cooperate to notify the Escrow Agent and sign such other agreements necessary to allow the Post-Closing Company to redeem such aggregate number of Escrow Shares that, if multiplied by the 5-Day VWAP as of the date of such redemption of Escrow Shares, equal to the amount of such Loss incurred by the Post-Closing Company therefrom. The total Escrow Shares redeemed by the Post-Closing Company prior to the Escrow Release Date shall be allocated among, and deemed to be from, the Legacy Shareholders on a pro rata basis.

Section 7.4. Reserved.

Section 7.5. Limitations. Notwithstanding anything to the contrary contained in this Agreement or otherwise, none of Acquiror and its members, shareholders, partners, managers, directors, officers, employees and agents, and their respective Representatives, and Affiliates (including, after the Closing, the Company), partners, successors and permitted assigns (such Persons and Acquiror and the Company as constituted immediately following the Closing, collectively, the “Post-Closing Company”) shall have any recourse or claims of any kind against the Legacy Shareholders, their respective Representatives, Affiliates, and assets and properties with respect to this Agreement except for the redemption of the Escrow Shares as provided under the terms and conditions of this Article VII; provided the Legacy Shareholders shall jointly and severally indemnify, defend and hold harmless Acquiror and its members, shareholders, partners, managers, directors, officers, employees and agents, and their respective Representatives, and Affiliates, partners, successors and permitted assigns (such Persons and Acquiror, the “Indemnified Parties”), from and against, and shall reimburse the Indemnified Parties for, any and all Losses that any Indemnified Party may sustain or be subjected by a Third Party or otherwise. For avoidance of doubt, in the event and to the extent that once the Escrow Shares have been depleted, the Legacy Shareholders shall have no further obligations or liabilities to the Post-Closing Company. The sole recourse with respect to any claims against the Legacy Shareholders shall be any shares remaining in the Escrow.

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Section 7.6. Reserved

Section 7.7. Treatment of Redemption of Escrow Shares. All payments by way of the redemption of Escrow Shares made under this Article VII shall be treated by all Parties as an adjustment to the Aggregate Exchange Consideration for Tax purposes, unless otherwise required by applicable Law.

ARTICLE VIII
COVENANTS OF THE COMPANY

Section 8.1. Company Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XII (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law or (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply with its Governing Documents. Without limiting the generality of the foregoing, except as set forth on Section 8.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the other Transaction Documents or required by Law:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries;

(b) make or declare any dividend or distribution to the shareholders of the Company or make any other distributions in respect of any of the Company Ordinary Shares or other Equity Securities of the Company;

(c) (i) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ Equity Securities, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital or outstanding Equity Securities of the Company or its Subsidiaries, except for transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed in Section 5.13(a) of the Company Disclosure Letter, other than (i) in the ordinary course of business consistent with past practice or as required by Law or (ii) in connection with the payment or discharge of obligations to creditors of the Company in furtherance of the consummation of the Exchange;

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(f) sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) except as otherwise required by Law or pursuant to the Contracts listed in Section 5.13(a) of the Company Disclosure Letter, (i) make any change in the key management structure of the Company, including the hiring of additional officers (other than such hiring in the ordinary course of business consistent with past practice) or the termination of existing officers, other than terminations for cause or due to death or disability, (ii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iii) increase the cash compensation or bonus opportunity of any Key Executive except in the ordinary course of business consistent with past practice and pursuant to existing Company Benefit Plans as in effect on the date hereof, (iv) increase the cash component or bonus opportunity of any officer or director except in the ordinary course of business consistent with past practice and pursuant to existing Company Benefit Plans as in effect on the date hereof, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) except in the ordinary course of business consistent with past practice, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(h) (i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances, with a value or purchase price in excess of $100,000 individually or $200,000 in the aggregate, other than in the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries;

(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness, except (i) borrowings under credit agreements disclosed in Section 8.1 of the Company Disclosure Letter, in the form that exists on the date hereof, or (ii) the ordinary course funding and cash management by the Company or the Company’s Subsidiaries;

(j) except in the ordinary course of business consistent with past practice, (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries, and customary commercial Contracts not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

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(k) except as contemplated by this Agreement and the Transactions contemplated hereby, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(l) issue any additional Company Ordinary Shares, Equity Securities or securities exercisable for or convertible or exchangeable into Company Ordinary Shares or other Equity Securities of the Company;

(m) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Exchange);

(n) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(o) grant to, or agree to grant to, any Person rights to any Intellectual Property or software that is material to the Company and its Subsidiaries, taken as a whole, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(p) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth in Section 8.1(p) of the Company Disclosure Letter, in the aggregate;

(q) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(r) terminate without replacement, or fail to use reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(s) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

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(t) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(u) terminate without replacement or amend in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, any insurance policy insuring any risks of the business of the Company or any of the Company’s Subsidiaries;

(v) make any material change in its accounting principles or methods unless required by GAAP or applicable Law or, to the extent applicable to the Company or a Subsidiary, applicable local accounting standards;

(w) make any technology deployments or new business launches; or

(x) enter into any agreement to do any action prohibited under this Section 8.1.

Section 8.2. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to their respective properties, books, Contracts, Tax Returns, legal proceedings, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession or control of the Company or its Subsidiaries as such representatives may reasonably request, for the purposes of and in connection with the Transactions. All information obtained by Acquiror or its Representatives pursuant to this Section 8.2 shall be subject to the Confidentiality Agreement.

Section 8.3. Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable following December 11, 2023, the Company shall deliver to Acquiror the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the nine-month period ended September 30, 2023, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Company H1 Financial Statements”). Upon delivery of the Company H1 Financial Statements, the representations and warranties set forth in Section 5.9 shall be deemed to apply to the Company H1 Financial Statements in the same manner as the Q1 Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 5.9 as of the date of this Agreement. Upon delivery of the H1 Pro Forma Financial Statements, the representations and warranties set forth in Section 5.9(c) shall be deemed to apply to such H1 Pro Forma Financial Statements in the same manner as the Pro Forma Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 5.9 as of the date of this Agreement.

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(b) Each of the Company and Acquiror shall each use its reasonable best efforts to (i) assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, or Acquiror, in preparing in a timely manner other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by Acquiror or the Company with the SEC in connection with the Transactions, and (ii) to obtain the consent of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 8.4. Related Party Agreements. All Related Party Agreements set forth in Section 8.4 of the Company Disclosure Letter, which for the avoidance of doubt shall not include Related Party Agreements with respect to a Company Related Party’s employment, consultation or other similar engagement and incentive arrangements, shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 8.4 of the Company Disclosure Letter.

Section 8.5. Alternative Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XII, the Company and its Subsidiaries shall not, and shall direct its controlled, controlling and common control Affiliates, and its and their respective Representatives not to, directly or indirectly, (a) solicit, initiate or pursue any inquiry, indication of interest, proposal or offer relating to an Alternative Proposal, (b) participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available, any information concerning the Company or any of its Subsidiaries to any third party relating to an Alternative Proposal or provide to any third-party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating an Alternative Proposal, or (c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Alternative Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Alternative Proposal. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and cause its Representatives, Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than Acquiror and its Representatives) with respect to an Alternative Proposal.

Section 8.6. Nasdaq Listing. From the date of this Agreement through the earlier of the Closing and termination of this Agreement, the Company will provide such reasonable assistance as may be reasonably requested by Acquiror in order for the review of any “Listing of Additional Shares Notification Form” filed by Acquiror with Nasdaq pursuant to Section 9.2 to be completed prior to the Effective Time.

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Section 8.7. Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event prior to the Closing) notify Acquiror in writing, upon the Company or any of its Subsidiaries becoming aware (awareness being determined with reference to the knowledge of the Company) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by the Company in Article V or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 8.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, Acquiror.

Section 8.8. No Trading. The Company acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not and shall cause its Subsidiaries and its and their directors, officers and other Affiliates not to purchase or sell any securities of Acquiror in violation of such Laws.

Section 8.9. Shareholder Litigation. Without limiting Section 8.1: (a) in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or the board of directors of the Company or any of its Subsidiaries by any Company Shareholders prior to the Closing, the Company shall promptly after becoming aware of such litigation notify Acquiror of such litigation and keep Acquiror reasonably informed with respect to the status thereof; and (b) the Company shall provide Acquiror the opportunity to participate in (at its own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation and shall consider in good faith Acquiror’s suggestions with respect to such litigation, and shall not settle any such litigation without the prior written consent of Acquiror, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 8.10. Encouragement of Company Shareholders to Exchange Shares. As soon as practicable following the date that the Proxy/Registration Statement has been declared effective by the SEC, the Company will distribute copies of the Prospectus/Proxy Statement contained therein to the Company Shareholders and exert its commercially reasonable best efforts to encourage all of the Company Shareholders to irrevocably submit their duly executed Share Exchange Agreements and Company Ordinary Shares duly endorsed for transfer for exchange to Acquiror and by the date of the Acquiror Stockholders’ Meeting.

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Section 8.11. PCAOB Financials. No later than December 11, 2023, or such other date as mutually agreed by Acquiror and the Company, the Company shall deliver to the Acquiror (collectively, the “PCAOB Financials”): (i) the Audited Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Proxy/Registration Statement. The PCAOB Financials, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Proxy/Registration Statement (A) will fairly present in all material respects the financial position of the Company and its Subsidiaries as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. If, in Acquiror’s sole discretion, acting in good faith, the Company fails to deliver the PCAOB Financials in accordance with this Section, Acquiror may terminate this Agreement in accordance with Article XII.

Section 8.12. Company Penetration and Performance Testing. No later than December 31, 2023, the Company shall have performed, to the Acquiror’s sole and absolute satisfaction, evidence of appropriate performance and penetration testing completed by a third party that is acceptable to Acquiror.

Section 8.13. Employee Onboarding. No later than December 8, 2023, the Company shall have hired certain employees of Tib Digital Ltd. jointly identified by Acquiror and the Company. Such employees shall be hired on terms and conditions mutually agreed to in writing by Acquiror and the Company, provided, however, such terms shall be substantially comparable to similarly situated employees of Acquiror. The provisions of this Section 8.13 are for the benefit of Acquiror, the Company, and Tib Digital Ltd only, and no employee of the Company or Tib Digital Ltd. or any other Person shall have any rights hereunder. Nothing herein expressed or implied shall confer upon any employee of the Company or Tib Digital Ltd., any other employee or legal representatives or beneficiaries thereof, or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable at will. Nothing herein express or implied shall create or amend any Company Benefit Plan or other employee benefit plan, except as otherwise required by Law.

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Section 8.14. Due Diligence Period. The Company agrees that Acquiror shall have until the date that is ten (10) Business Days after the execution and delivery of this Agreement (the “Due Diligence Period”), unless terminated sooner by the Parties, to complete its investigations, examinations, and diligence with respect to the items set forth in Schedule B to this Agreement (“Remaining Due Diligence Items”). The Company agrees to provide to Acquiror all documentation or agreements in form and substance as may be reasonably requested by Acquiror and its counsel with respect to the Remaining Due Diligence Items.

ARTICLE IX
COVENANTS OF ACQUIROR

Section 9.1. Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article XI and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Stock Redemptions and pay to the underwriters of the IPO all outstanding deferred underwriting commissions, and (B) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

Section 9.2. Nasdaq. From the date of this Agreement through the Closing (including as a result of the Domestication), Acquiror shall use its reasonable best efforts to ensure that the Acquiror Common Stock remain listed on the Nasdaq Global Market. In addition, to the extent required, Acquiror shall timely file a “Listing of Additional Shares Notification Form” with Nasdaq with respect to the Acquiror Ordinary Shares to be issued in connection with the Transactions, including pursuant to the Exchange, and to use its reasonable best efforts to have the review of such form completed prior to the Effective Time.

Section 9.3. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XII, Acquiror shall not, and shall direct the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives not to, directly or indirectly (a) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to an Acquiror Acquisition Proposal, (b) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Acquiror to any third party relating to an Acquiror Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror, in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal or (c) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal, or (d) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal. From and after the date hereof, Acquiror shall, and shall direct the Sponsor and its controlled Affiliates and its and their respective officers, directors and Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal.

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Section 9.4. Conduct of Business. During the Interim Period, Acquiror shall, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents (including as contemplated by any PIPE Investment consented to by the Company in accordance with Section 10.8 or any pool offering consented to by the Company), (ii) as required by Law, (iii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (iv) as set forth in Section 9.4 of the Acquiror Disclosure Letter, (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply in all material respects with its Governing Documents. Without limiting the generality of the foregoing, except as set forth in Section 9.4 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, except as otherwise contemplated by this Agreement or the other Transaction Documents or as required by Law:

(a) change, modify or amend the Trust Agreement or its Governing Documents, or seek any approval from its shareholders to do so, except as contemplated by the Transaction Proposals;

(b) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(c) (A) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (B) split, combine, reclassify or otherwise amend any terms of its Equity Securities, or (C) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than, redemptions of Acquiror Ordinary Shares made as part of the Acquiror Stock Redemptions;

(d) except in the ordinary course of business consistent with past practice, (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts not primarily related to Taxes), (E) settle any claim or assessment in respect of material Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(e) except as contemplated by this Agreement or the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

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(f) other than as expressly required by the Sponsor Support Agreement or any other Transaction Document, enter into, renew or amend in any material respect, any Contract with Sponsor or an Affiliate of Acquiror (including (i) any Person in which the Sponsor has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater and (ii) any Person who has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater in the Sponsor);

(g) incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000 and (ii) any Acquiror Transaction Expenses;

(h) (A) issue any Equity Securities or securities exercisable for or convertible into Equity Securities (other than the issuance of Equity Securities pursuant to the PIPE Investment or issuances of Acquiror Ordinary Shares issuable upon, or subject to, the exercise or settlement of the Acquiror Warrants and the issuance of the Aggregate Exchange Consideration), (B) grant any options, warrants or other equity-based awards with respect to any Equity Securities not outstanding on the date hereof, or (C) other than pursuant to the Transaction Documents, amend, modify or waive any of the terms or rights set forth in any Acquiror Warrant, including any amendment, modification or reduction of the warrant price set forth therein;

(i) make any change in its accounting principles or methods unless required by GAAP or applicable law;

(j) form any Subsidiary;

(k) liquidate, dissolve, reorganize or otherwise wind-up its business and operations; or

(l) enter into any agreement to do any action prohibited under this Section 9.4.

Section 9.5. Acquiror Public Filings. From the date hereof through the Effective Time or the earlier termination of this Agreement, Acquiror will use reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. All such SEC reports (including any financial statements or schedules included therein) (i) shall be prepared in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) shall not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As used in this Section 9.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any additional SEC reports which discuss or refer to the Company, this Agreement or the Transactions shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

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Section 9.6. Shareholder Litigation. Without limiting Section 9.4, in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any Acquiror Stockholders prior to the Closing, Acquiror shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 9.7. Section 16 Matters. Prior to the Closing Date, Acquiror shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Acquiror Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Acquiror, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 9.8. Employee Matters.

(a) Reserved.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 9.8 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any Company Benefit Plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 9.9. Post-Closing Directors and Officers of Acquiror. Subject to the terms of Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the board of directors of Acquiror shall consist of (i) one director or representative of Acquiror continuing in office from prior to the Effective Time who will be selected by Acquiror, (ii) two directors appointed by the Company to serve as the Co-Chairmen of the Company as of immediately prior to the Effective Time and (iii) four persons who constitute independent directors within the meaning of Nasdaq Rule 5605(a)(2), out of which three (3) persons shall be nominated by the Company and one (1) person shall be nominated by Acquiror and such nominees shall be mutually acceptable to Acquiror and the Company; and

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(b) the officers of Acquiror shall consist of the officers of the Company as of immediately prior to the Effective Time, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 9.10. Reserved.

Section 9.11. Reserved.

Section 9.12. Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Acquiror shall promptly (and in any event prior to the Closing) notify the Company in writing, upon Acquiror becoming aware (awareness being determined with reference to the knowledge of Acquiror) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (b) any breach of a representation or warranty given by Acquiror in Article VI or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 9.12 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to the Company.

ARTICLE X

JOINT COVENANTS

Section 10.1. Regulatory Approvals; Other Filings.

(a) Each of the Company and Acquiror shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and use its commercially reasonable efforts to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as reasonably practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company and Acquiror shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of this Agreement.

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(b) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall (and shall cause its Subsidiaries to) promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other party an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that neither party shall extend any waiting period or comparable period or enter into any agreement with any Governmental Authority without the written consent of the other party. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c) Subject to Section 13.6, the Acquiror shall be responsible for the cost for the preparation, filing and other related fees in connection with the Regulatory Approvals.

Section 10.2. Preparation of Proxy/Registration Statement; Acquiror Stockholders’ Meeting and Approvals.

(a) Proxy/Registration Statement and Prospectus.

(i)	As promptly as reasonably practicable after the execution of this Agreement, the Company and Acquiror shall prepare, and Acquiror shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including a proxy statement, the “Proxy/Registration Statement”) among other things, registering the Acquiror Ordinary Shares issuable to the Company Shareholders pursuant to this Agreement and relating to the Acquiror Stockholders’ Meeting to approve and adopt:

A.	this Agreement, the other Transaction Documents, and the business combination contemplated in this Agreement (and, to the extent required, the issuance of any shares in connection with the PIPE Investment),

B.	the approval of the Acquiror Amended & Restated Charter,

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C.	the approval for purposes of complying with applicable listing rules of Nasdaq, of the issuance of Acquirors Class A Ordinary Shares as contemplated in this Agreement and the PIPE Investment;

D.	the adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or any proposal in (E), and

E.	any other proposals as the SEC (or a staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in (A) through (E), collectively, the “Transaction Proposals”).

(ii)	Acquiror and the Company shall (and the Company shall cause each of its Subsidiaries to) each use its commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, each of the Company and Acquiror shall (and the Company shall cause each of its Subsidiaries to) use its commercially reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Acquiror Ordinary Shares pursuant to this Agreement. Each of the Company and Acquiror also agrees to (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(iii)	Each of Acquiror and the Company shall furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions.

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(iv)	Subject to Section 13.6, the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

(v)	Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by Acquiror and the Company. Acquiror will advise the Company promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any Acquiror Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company or Acquiror (as applicable) a reasonable opportunity to provide comments and amendments to any such filing. Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(vi)	Each of Acquiror and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy/Registration Statement, as amended or supplemented pursuant to Section 10.2(a)(vii), will, at the date it is first mailed to the Acquiror Stockholders or mailed or otherwise provided to the Company Shareholders, and at the time of the Acquiror Stockholders’ Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vii)	If at any time prior to the Effective Time the Company or Acquiror becomes aware that the Proxy/Registration Statement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and the Acquiror and the Company shall cooperate to prepare and have Acquiror promptly file with the SEC an appropriate amendment or supplement to the Proxy/Registration Statement that corrects such misstatement or omission and, to the extent required by Law, shall disseminate such amendment or supplement to the Acquiror Stockholders and Company Shareholders.

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(b) Acquiror Stockholder Approval.

(i)	After the Proxy/Registration Statement is declared effective under the Securities Act, Acquiror shall (A) within ten (10) Business Days thereof, mail the Proxy/Registration Statement to the Acquiror Stockholders (which shall set forth a record date for, duly call and give notice of a meeting of the Acquiror Stockholders (including any adjournment or postponement thereof, the “Acquiror Stockholders’ Meeting”)) and (B) no later than thirty (30) Business Days after the mailing of the Proxy/Registration Statement to the Acquiror Stockholders, or such other date as may be agreed by Acquiror and the Company, acting reasonably, hold such Acquiror Stockholders’ Meeting for the purpose of voting on the Transaction Proposals, obtaining the approval of the Acquiror Stockholders (including if necessary any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), and providing Acquiror Stockholders with the opportunity to elect to effect an Acquiror Stock Redemption and such other matters as may be mutually agreed by Acquiror and the Company.

(ii)	Acquiror will use its reasonable best efforts to (A) solicit from the Acquiror Stockholders proxies in favor of the adoption of the Transaction Proposals, including the approval of the Acquiror Stockholders, and (B) obtain the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq rules and the Acquiror’s Governing Documents. Acquiror (A) shall consult with the Company regarding the record date and the date of the Acquiror Stockholders’ Meeting, and (B) shall not adjourn or postpone the Acquiror Stockholders’ Meeting more than twice (and in that event, for no more than thirty (30) days in the aggregate) without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Acquiror shall not be required to adjourn or propose to adjourn the Acquiror Stockholders’ Meeting.

(iii)	The Proxy/Registration Statement shall include a statement to the effect that the board of directors of Acquiror (the “Acquiror Board”) has unanimously recommended that the Acquiror Stockholders vote in favor of the Transaction Proposals at the Acquiror Stockholders’ Meeting (such statement, the “Acquiror Board Recommendation”) and neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation.

Section 10.3. Support of Transaction. Without limiting any covenant contained in Article VIII or Article IX, Acquiror and the Company shall each, and each shall cause its Subsidiaries to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror or the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article XI or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable; provided that the Company shall not be required to act or omit to take any action that would constitute a breach of Section 8.1 and Acquiror shall not be required to act or omit to take any action that would constitute a breach of Section 9.4.

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Section 10.4. Further Actions.

(a) Prior to the Closing, each of the Company and Acquiror shall take all such actions as are reasonably necessary so that the Transactions shall be consummated in accordance with the terms and subject to the conditions set forth in this Agreement. Without limiting the generality of the foregoing:

(i)	to the extent applicable, as soon as practicable following the execution of this Agreement, each of the Company and Acquiror shall contact and engage with the creditors of the Company and/or Acquiror as may be agreed between Acquiror and the Company and use its reasonable best efforts to obtain the written consent of such creditors to the Exchange and the Transactions on terms satisfactory to the Company and the Acquiror, both acting reasonably;

(ii)	as soon as practicable before or following (as applicable) the effectiveness of the Proxy/Registration Statement each of the Company and Acquiror shall so far as they are lawfully able, exercise their powers to cause the boards of directors of each of Acquiror and the Company, respectively, to approve the Transactions;

(iii)	as soon as practicable, the Company shall arrange for the payment of applicable stamp duty incurred in relation to any transfer of the Company’s shares pursuant to the Exchange to be made to the Inland Revenue Authority of Singapore; and

(iv)

the Company shall provide to Acquiror the updated electronic register of members of the Company following the filing of the transfer of existing shares with ACRA showing the Acquiror as the shareholder of all of the shares in the Company, which shall confirm that the existing shares have been successfully transferred to the Acquiror; provided that, for the purposes of determining satisfaction of the conditions in Article XI as they relate to the performance of the covenants in this Section 10.4(a)(iii), the words “in all material respects” in Section 11.2(b) shall be disregarded for purposes of determining whether the covenants set forth in this Section 10.4(a)(iii) have been performed.

(b) If at any time prior to the Effective Time the Company or Acquiror becomes aware that any Company Shareholder or Acquiror Shareholder, respectively, or any other person to whom the Company or Acquiror, respectively, is under an obligation, intends to object or has objected to the Exchange or any of the transactions contemplated under this Agreement (or the notification of publication thereof) (each, an “Exchange Objection”), (i) Acquiror and the Company shall discuss in good faith how to address any such Exchange Objection and each of Acquiror and the Company shall use its reasonable efforts to deal with such Exchange Objection so that no Company Shareholder or Acquiror Shareholder, or other person to whom the Company or Acquiror is under an obligation, is able to delay the Transactions or cause the Transactions not to be consummated and (ii) neither the Company nor Acquiror shall agree to any material settlement or accommodation in respect of any Exchange Objection without the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed).

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Section 10.5. Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or the other Transaction Documents shall constitute Company Transaction Expenses. The Parties agree that Acquiror and its Affiliates shall have no liability for any Transfer Taxes of any kind as a result of this Transaction or otherwise.

Section 10.6. No Tax Free Reorganization. The Company and the Acquiror acknowledge and agree that they have not structured this Agreement or the Transactions (other than the Domestication) to be a non-taxable event pursuant to any applicable Tax Laws.

Section 10.7. Cooperation; Consultation.

(a) Prior to the Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement (including the PIPE Investment) the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date hereof until the Effective Time, except to the extent inconsistent with applicable Laws or any confidentiality obligations to third parties, each of Acquiror and the Company shall keep the other reasonably informed from time to time upon reasonable request with respect to the PIPE Investment, including by consulting and cooperating with, and considering in good faith any feedback from, the other or its financial advisors (if any) engaged for the purposes of the Transactions with respect to such matters.

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Section 10.8. PIPE Investments. During the Interim Period, the Company and Acquiror shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy on a timely basis all conditions and covenants applicable to it in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements (other than conditions that another of them or its Affiliates controls the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to the Closing; (c) confer with the other party regarding timing of the expected Closing Date (as defined in the Subscription Agreements); (d) deliver notices to the counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements; and (e) cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount (defined in the applicable Subscription Agreement), as applicable, set forth in the applicable Subscription Agreement in accordance with their terms. Acquiror shall take all actions required under the Subscription Agreements with respect to the timely book-entry or issuance and delivery of any physical certificates evidencing Acquiror Ordinary Shares as and when required under any such Subscription Agreements.

Section 10.9. Indemnification and Insurance.

(a) From and after the Effective Time, each of Acquiror and the Company agrees that it shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the (i) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company ) (the “Company Indemnified Parties”) and (ii) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and each of their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror and the Company shall, and shall cause their Subsidiaries to (A) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s, Acquiror’s and their Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (B) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

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(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company, Acquiror or their respective Representatives, as applicable) on terms not less favorable than the terms of such current insurance coverage; provided, that (i) the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 10.9 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, (i) this Section 10.9 shall survive the Closing indefinitely and shall be binding, jointly and severally, on Acquiror and the Company and all of their respective successors and assigns; and (ii) in the event that Acquiror or the Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, each of Acquiror and the Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror and the Company, as applicable, shall succeed to the obligations set forth in this Section 10.9.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

(e) The provisions of this Section 10.9: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on Acquiror and the Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise, and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party.

Section 10.10. Amendment to Agreement to Adjust Aggregate Exchange Consideration. The Parties agree that if, during the Interim Period, the Company receives additional investments or otherwise raise additional capital (including the PIPE Investments) that result in a valuation of the Company that exceeds the Aggregate Exchange Consideration, the Parties will promptly amend this Agreement to reflect the increase in the valuation of the Company by increasing the Aggregate Exchange Consideration by the amount of such additional investment or capital injection in the Company.

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ARTICLE XI

CONDITIONS TO OBLIGATIONS

Section 11.1. Conditions to Obligations of Acquiror and the Company at Closing. The obligations of Acquiror and the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by either or both parties:

(a) the Acquiror Stockholder Approval shall have been obtained;

(b) all of the Company Shareholders shall have irrevocably submitted a duly executed Share Exchange Agreement and all of his, her or its original certificates for the Company Ordinary Shares for exchange for Acquiror Ordinary Shares in the Exchange to Acquiror in accordance with the terms and provisions of this Agreement no later than the date of the Acquiror Stockholders’ Meeting;

(c) the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) to the extent required, Nasdaq shall have completed its review of the “Listing of Additional Shares Notification Form” filed by Acquiror with Nasdaq with respect to the Acquiror Ordinary Shares to be issued in connection with the Transactions;

(e) no Exchange Objection shall have been raised, or any such Exchange Objection which has been raised shall have been addressed such that no member or creditor of the Company or Acquiror, or other person to whom the Company or Acquiror is under an obligation, shall have the ability to delay the Exchange or cause the Exchange not to be consummated;

(f) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, or for which the relevant Governmental Authority does not have jurisdiction over either of the parties hereto with respect to the Transactions; and

(g) all closing deliveries as set forth in Section 3.5(a).

Section 11.2. Conditions to Obligations of Acquiror at Closing. The obligations of Acquiror to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

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(a) (i) The representations and warranties of the Company contained in Section 5.6 shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, (ii) the Company Fundamental Representations (other than Section 5.6) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of the Company contained in Article V of this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 11.2(a)(iii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) there shall not have occurred a Company Material Adverse Effect;

(d) each of the Restrictive Covenant Agreements with each of the Key Executives shall be in full force and effect in accordance with the terms thereof as of the Closing;

(e) the Company H1 Financial Statements shall have been provided pursuant to Section 8.3(a); and

(f) all closing deliveries as set forth in Section 3.5(b).

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Section 11.3. Conditions to the Obligations of the Company at Closing. The obligation of the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 6.12 shall be true and correct in all respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement; (ii) the Acquiror Fundamental Representations (other than Section 6.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 11.3(a)(iii), inaccuracies or omissions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement;

(b) Acquiror Common Stock remain listed on the Nasdaq Global Market pursuant to Section 9.2; and

(c) each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.

ARTICLE XII

TERMINATION/EFFECTIVENESS

Section 12.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by Acquiror pursuant to Section 8.11 or 8.14, except that, if such breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to ten (10) days after receipt by the Company of notice from Acquiror of such breach (such period, the “Diligence Cure Period”), but only as long as the Company continues to use its reasonable best efforts to cure such breach during the Diligence Cure Period, such termination shall not be effective, and such termination shall become effective only if such breach is not cured within the Diligence Cure Period;

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(b) by Acquiror if the Proxy/Registration Statement is not declared effective or such effectiveness is materially delayed due to any action or omission by the Company, including due to, in whole or in part, the Company’s breach of Section 5.27 or Section 10.2(a) or in connection with the Covered Matters;

(c) by the Company if the Acquiror Common Stock is de-listed from the Nasdaq Global Market for any reason other than as a result of breach by the Company or Legacy Shareholders of obligations under this Agreement;

(d) by mutual written consent of the Company and Acquiror;

(e) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions, other than any such restraint that is immaterial and other than as attributable to the Company or an Legacy Shareholder under Section 12.1(b);

(f) by Acquiror by written notice to the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 11.2(a) or Section 11.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date on which the DUET charter expires and the parties agree it shall not be extended (the “Agreement End Date”), unless Acquiror is in material breach of this Agreement;

(g) by Acquiror if the original certificates for the Company Ordinary Shares duly endorsed for transfer to Acquiror have been submitted for exchange along with duly executed Share Exchange Agreements from the Company Shareholders by the date of the Acquiror Stockholders’ Meeting;

(h) by the Company by written notice to Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 11.3(a) and Section 11.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach of this Agreement; or

(i) if the resolution of outstanding accrued underwriting fees payable to EF Hutton, division of Benchmark Investments LLC, are not resolved, in a manner satisfactory manner to both the Acquiror and the Company before the Closing Date.

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Section 12.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or shareholders, other than liability of the Company or Acquiror, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of Section 10.5, this Section 12.2 and Article XIII and the Confidentiality Agreement shall survive any termination of this Agreement. Notwithstanding the foregoing sentence, in the event this Agreement is terminated pursuant to Section 12.1(a), 12.1(b), or 12.1(f) the Company shall pay to Acquiror within 10 days of such termination an amount equal to $3,500,000.

ARTICLE XIII

MISCELLANEOUS

Section 13.1. Trust Account Waiver. The Company hereby represents and warrants that it has read the final prospectus of Acquiror, dated as of January 12, 2022 and filed with the SEC (File No. 333-261494) on January 12, 2022 (the “Prospectus”) available at www.sec.gov, and understands that Acquiror has established a trust account (the “Trust Account”) containing the proceeds of its IPO and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders (including the public stockholders of the overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders with respect to Acquiror Stock Redemptions, (b) to the Public Stockholders if Acquiror fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by an amendment to Acquiror’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to Acquiror after or concurrently with the consummation of a Business Combination. The Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement (other than in Section 9.1), neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to this Agreement or any other Transaction Document, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability under any Transaction Document (collectively, the “Released Claims”). The Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Agreement or any other Transaction Document). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror to enter into the Transaction Documents, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company hereby acknowledges and agrees that the Company’s and each of its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any person claiming on behalf of any such Person or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief or otherwise, Acquiror and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action, in the event Acquiror or its Representatives, as applicable, prevails in such action or proceeding.

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Section 13.2. Extension Option.

(a) Notwithstanding other provisions herein, subject to the terms and conditions set forth in the Trust Agreement and the Acquiror Certificate of Incorporation, if Acquiror determines in good faith that it is probable that the Closing will not be occur before the Business Combination Deadline, then, without further consent required from the Company, (i) Acquiror and Sponsor shall exercise the Extension Option pursuant to the Acquiror Certificate of Incorporation, and (ii) Acquiror shall cause Sponsor to deposit the additional funds into the Trust Account required to exercise the Extension Option. Acquiror may also pursue stockholder approval to amend the Trust Agreement and the Acquiror Certificate of Incorporation if the Closing will not occur before the Business Combination Deadline (the “Charter Extension”). As part of the Charter Extension, Acquiror and Company may determine to convert any future loans to equity, in accordance with applicable securities laws. The Parties agree that any deposit made by the Company in connection with the Extension Option and the Charter Extension shall be considered as a loan to Acquiror, and any such loans will be interest bearing and payable by Acquiror at Closing as an Acquiror Transaction Expense.

(b) During the Interim Period, the Company agrees to provide the Sponsor with all funds in cash necessary for (i) the Charter Extension and each payment required to be made by the Company under the Trust Agreement in connection with same, and (ii) working capital of Acquiror through the Closing. Within ten (10) Business Days of the date of this Agreement, the Company and Acquiror will agree to terms for such funding and deliver signed agreements in connection therewith.

Section 13.3. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

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Section 13.4. Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other party). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt); and (d) if sent by registered post, five (5) days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a) If to Acquiror, to:

DUET Acquisition Corp V03-11-02 Designer Office V03, Lingkaran SV, Sunway Velocity Kuala Lumpur, 55100, Malaysia
Attention:	Dharmendra Magasvaran
Email:	dharmendra.magasvaran@gmail.com

with copies to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW, Suite 900 Washington, DC 20001
Attention:	Andrew M. Tucker, Esq.
Email:	andy.tucker@nelsonmullins.com

(b) If to the Company, to:

Fenix 360 Pte. Ltd.
10 UBI Crescent #05-63
UBI TECHPARK
Singapore (408564)
Attention:	Allan Klepfisz
Email:	Allan@fenix.cash

with copies to (which shall not constitute notice):

Lucosky Brookman LLP
101 Wood Avenue South
Iselin, NJ 08830
Attn:	Scott E. Linsky, Esq.
Email:	slinsky@lucbro.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

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Section 13.5. Shareholder Representative.

(a) The Legacy Shareholders, by the approval and adoption of this Agreement in the Joinder Agreement, authorize the Shareholder Representative (i) to give and receive all notices required to be given under this Agreement or any other related agreement, and (ii) to take any additional action as is contemplated to be taken by or on behalf of the Legacy Shareholders by the terms of this Agreement.

(b) All decisions and actions by the Shareholder Representative under this Agreement shall be binding upon all of the Legacy Shareholders, and no Legacy Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Shareholder Representative shall not have any liability to any to any Party for any act done or omitted as Shareholder Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall severally indemnify the Shareholder Representative and hold him harmless against any Loss incurred without bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of his or her duties, including any out-of-pocket costs and expenses and legal fees and other legal costs incurred by the Shareholder Representative.

(d) The Shareholder Representative shall have full power and authority on behalf of each Legacy Shareholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Legacy Shareholders under this Agreement.

(e) By his, her, or its approval of this Agreement, each Company Shareholder agrees, in addition to the foregoing, that: (i) Acquiror and any other Acquiror Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Shareholder Representative as to (A) the settlement of any claims for indemnification by Acquiror, or (B) any other actions required or permitted to be taken by the Shareholder Representative under this Agreement or the Escrow Agreement, as applicable, and no Party shall have any cause of action against Acquiror or such Acquiror Indemnified Party for any action taken by Acquiror or such Acquiror Indemnified Party in reliance upon the instructions or decisions of the Shareholder Representative; (ii) all actions, decisions and instructions of the Shareholder Representative shall be conclusive and binding upon the Legacy Shareholders and no Company Shareholder shall have any cause of action against the Shareholder Representative for any action taken, decision made or instruction given by the Shareholder Representative under this Agreement, except for bad faith by the Shareholder Representative in connection with the matters described in this Section; (iii) the provisions of this Section are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Shareholder may have in connection with the contemplated transactions; and (iv) remedies available at law for any breach of the provisions of this Section are inadequate; therefore, Acquiror shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if Acquiror brings an action to enforce the provisions of this Section.

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(f) Allan Klepfisz, who is serving as the Shareholder Representative may cease to serve as a representative for Legacy Shareholders (upon no less than thirty (30) days prior notice to Acquiror and each Company Shareholder). In the event of the death or permanent disability of Allan Klepfisz, or if Allan Klepfisz shall give notice of his intent to resign, or is unwilling to serve in the capacity of Shareholder Representative , or is removed as Shareholder Representative, then Legacy Shareholders, collectively (voting together as a single class) shall, by written notice to Acquiror, appoint a successor Shareholder Representative as soon as practicable, and in no event later than thirty (30) days following such death, permanent disability or notice of intent to resign. In addition, the individual serving as the Shareholder Representative may be replaced from time to time by the approvals of the Legacy Shareholders upon not less than ten (10) days prior written notice to the Shareholder Representative and Acquiror. Each successor Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative, and the term “Shareholder Representative” as used in this Agreement shall include any such successor Shareholder Representative.

(g) The provisions of this Section shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Legacy Shareholder, and any references in this Agreement to a Legacy Shareholder or the Legacy Shareholders shall mean and include the successors to the rights of the Legacy Shareholders, whether under testamentary disposition, the laws of descent and distribution or otherwise.

Section 13.6. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party and any such transfer without the prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 13.7. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, that (a) the D&O Indemnified Parties may enforce Section 10.9; and (b) the Non-Recourse Parties may enforce Section 13.17.

Section 13.8. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all reasonable and documented fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, the Company shall pay or cause to be paid the Acquiror Transaction Expenses and the Company Transaction Expenses at the Closing in accordance with Section 3.5(d).

Section 13.9. Governing Law. This Agreement shall be deemed to have been executed and to be performed within the State of New York, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that the fiduciary duties of the board of directors of the Company and the Exchange shall in each case be governed by the laws of Singapore and the fiduciary duties of the board of directors of Acquiror shall be governed by the laws of the Cayman Islands.

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Section 13.10. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.11. Electronic Execution of the Agreement and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any Transaction Document (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable Law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.12. Company and Acquiror Disclosure Letters. Each of the Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 13.13. Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or between the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the other Transaction Documents.

Section 13.14. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the parties to this Agreement in the same manner as this Agreement and which makes reference to this Agreement; provided, that after the Acquiror Stockholder Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the Acquiror Stockholders without such approval having been obtained.

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Section 13.15. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided, that no party shall be required to obtain consent pursuant to this Section 13.15(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13.15(a).

(b) The restriction in Section 13.15(a) shall not apply to the extent the public announcement is required by applicable Law, any Governmental Authority or stock exchange rule; provided, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval under applicable Law and to make any related filing shall be deemed not to violate this Section 13.15.

Section 13.16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.17. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must first be brought in the federal courts located in New York County, New York and the United States District Court for the Southern District of New York and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue, convenience of forum or any other argument that New York is not the proper venue, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.17.

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(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.18. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 13.19. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company and Acquiror as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of the Company or Acquiror and (ii) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 13.20. Non-Survival of Representations, Warranties and Covenants. Except (a) as otherwise contemplated by Section 12.2 or (b) in the case of claims against a Person in respect of such Person’s knowing and intentional fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this Article XIII.

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Section 13.21. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the shareholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “DUET Projects Group”), on the one hand, and (ii) any member of the Fenix360 Group, on the other hand, any legal counsel, including Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), Harney Westwood & Riegels LP, and Pinsent Masons (“Pinsent Masons”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the DUET Projects Group in such dispute even though the interests of such Persons may be directly adverse to the Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or the Sponsor. Acquiror and the Company and, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the DUET Projects Group, on the one hand, and Nelson Mullins and/or Pinsent Masons, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the DUET Projects Group after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b) Acquiror and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Fenix360 Group”), on the one hand, and (ii) the Acquiror and/or any member of the DUET Projects Group, on the other hand, any legal counsel, including Lucosky Brookman LLP (“LB”), that represented the Company prior to the Closing may represent any member of the Fenix360 Group in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Acquiror and the Company, on behalf of their respective successors and assigns, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Fenix360 Group, on the one hand and LB, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Closing and belong to the Fenix360 Group after the Closing, and shall not pass to or be claimed or controlled by the Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as of the date first above written.

ACQUIROR

DUET ACQUISITION CORP.

By:	/s/ Dharmendra Magasvaran
Name:	Dharmendra Magasvaran
Title:	Co-Chief Executive Officer

COMPANY

FENIX 360 PTE. LTD.

By:	/s/ Allan Klepfisz
Name:	Allan Klepfisz
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE

/s/ Allan Klepfisz
Allan Klepfisz

Schedule A

Specific Indemnities Schedule

1.	Any Action against the Company or is Subsidiaries for in connection with employees employed by or independent contractor that rendered services to the Company or its Subsidiaries prior to the Closing Date.

2.	Any Action against the Company or its Subsidiaries in connection with the sale and offering of non-fungible tokens by the Company or its Subsidiaries prior to, on or after the Closing Date.

Schedule B

Due Diligence Items

1.	All documents related to the private placement sales, including any proceeds from the sales by Company between 2018 and 2023.

2.	All documents reasonably related to the capitalization of the Company as of the date of this Agreement and the pro forma capitalization of the Company at Closing.

3.	All documents relating to or arising from the Software Development Contract.

4.	The first ten items requested by Acquiror in the list dated November 7, 2023 delivered to the Company and its counsel (the “Diligence List”) unless waived in writing by Acquiror. Notwithstanding the foregoing, the Acquiror and Company agree that the Company shall have until January 31, 2024 to deliver item 7 on the Diligence List.

5.	Any items reasonably requested by Acquiror or its counsel to satisfy the diligence obligations in Acquiror’s sole discretion.

Schedule C

Legacy Shareholders

1.	Allan Klepfisz
2.	Lance Ford
3.	Charles Monteiro
4.	Tomas Varga